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Exhibit 10.2

U.S. $150,000,000

CREDIT AGREEMENT (3-YEAR)

dated as of April 10, 2003

among

ALLIANCE DATA SYSTEMS CORPORATION,
as Borrower,

THE GUARANTORS PARTY HERETO,

THE BANKS PARTY HERETO,

HARRIS TRUST AND SAVINGS BANK,
as Letter of Credit Issuer,

and

HARRIS TRUST AND SAVINGS BANK,
as Administrative Agent

SUNTRUST CAPITAL MARKETS, INC.

and

BMO NESBITT BURNS,
as Joint-Lead Arrangers

and

SUNTRUST BANK,
as Syndication Agent

and

US Bookrunner

i

ii

iii

        THIS CREDIT AGREEMENT (3-YEAR), dated as of April 10, 2003, is entered into by and among ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation (the "Borrower"), the Guarantors from time to time party hereto, the BANKS from time to time party hereto, and HARRIS TRUST AND SAVINGS BANK, as Administrative Agent and Letter of Credit Issuer.

        WHEREAS, the Borrower has requested that the Banks provide a 3-Year credit facility to the Borrower on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.     The following terms, as used herein, have the following meanings:

          "Administrative Agent" means Harris Trust and Savings Bank in its capacity as agent for the Banks hereunder, and its successors in such capacity.

          "ADSI" means ADS Alliance Data Systems, Inc., a Delaware corporation.

          "ADSNZ" means ADSNZ Alliance Data Systems New Zealand, a New Zealand corporation.

          "Affected Loans" has the meaning set forth in Section 2.11(c).

          "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary thereof) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The Affiliate of a Person shall include any officer or director of such Person.

          "Agreement" means this Credit Agreement (3-Year), as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, renewed or refinanced from time to time.

          "Applicable Commitment Fee Percentage" means a rate per annum equal to the applicable rate specified in the pricing schedule attached hereto as Appendix 1.

          "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

          "Assignment and Assumption Agreement" means an appropriately completed Assignment and Assumption Agreement in the form of Exhibit A hereto.

          "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 11.6(c), and their respective successors.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the provisions of Articles 2 or 9 hereof or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

          "Base Rate Margin" means a percentage per annum equal to the applicable percentage specified in the pricing schedule attached hereto as Appendix 1.

          "Beneficiaries" has the meaning set forth in Section 10.1.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Borrower" has the meaning provided in the first paragraph of this Agreement.

          "Borrowing" has the meaning set forth in Section 1.3.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized by law to close and, if the applicable Business Day relates to an advance or continuation of, or conversion into, or payment of, a Euro-Dollar Loan, on which commercial banks are open for international business (including dealing in U.S. Dollar deposits) in London, England.

          "Canadian Credit Agreement" means the Canadian Credit Agreement dated as of April 10, 2003 among Loyalty Management, the guarantors from time to time party thereto, the financial institutions from time to time party thereto, and Harris Trust and Savings Bank, as Administrative Agent, as the same may be amended, modified, supplemented, replaced or refinanced from time to time.

          "Canadian Pledge Agreement" means the Pledge Agreement, dated as of April 10, 2003, by and between the Borrower, Loyalty Management, ADSI and the Collateral Agent, as such agreement may be amended, modified or supplemented from time to time.

          "Canadian Scheme License" means the Amended and Restated License to Use and Exploit the Air Miles Scheme in Canada, made as of July 24, 1998, between Air Miles International Trading B.V. and Loyalty Management, as such may be amended from time to time.

          "Canadian Trademark License" means the Amended and Restated License to Use the Air Miles Trade Marks in Canada, dated July 24, 1998, between Air Miles International Holdings N.V. and Loyalty Management Group Canada Inc., as such may be amended from time to time.

          "Change of Control" means (i) the Borrower shall cease to own and control 100% of the capital stock of Loyalty Management, (ii) the Borrower shall cease to own and control 100% of the capital stock of WFNNB or (iii) the acquisition by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding Voting Stock of the Borrower on a fully-diluted basis, other than acquisitions of such interests by the Welsh, Carson, Anderson & Stowe Partnerships or The Limited; provided, that common stock owned by employees (either individually or through employee stock ownership or other stock based benefit plans) of the Borrower and its Subsidiaries shall not be included in the calculation of ownership interests for purposes of this definition or any "change of control."

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" means the "Collateral," as defined in the Pledge Agreements.

          "Collateral Agent" means Harris Trust and Savings Bank, acting as Collateral Agent on behalf of the Secured Creditors, and its successors in such capacity.

          "Commitment" means, (i) with respect to each Bank listed on the signature pages hereof, the amount set forth opposite its name on Schedule I hereto under the heading "Commitment" and (ii) with respect to each assignee that becomes a Bank pursuant to Section 11.6(c), the amount of the Commitment thereby assumed by it, in each case as such amount may be increased pursuant to

  Section 2.16, increased or reduced from time to time pursuant to Section 11.6(c) or reduced from time to time pursuant to Section 2.8.

          "Commitment Amount Increase" has the meaning set forth in Section 2.16.

          "Commitment Amount Increase Request" means a Commitment Amount Increase Request in the form of Exhibit D.

          "Consolidated Capital Expenditures" of any Person means, for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its Consolidated Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of such Person and its Consolidated Subsidiaries for such period.

          "Consolidated Debt" of any Person means, at any date, the Debt of such Person and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

          "Consolidated EBIT" of any Person means, for any period, Consolidated Net Income of such Person for such period, adjusted by adding thereto the Total Interest Expense determined on a consolidated basis and taxes based on income, all with respect to such period.

          "Consolidated Interest Expense" of any Person means, for any period, the Total Interest Expense of such Person and its Consolidated Subsidiaries determined on a consolidated basis for such period.

          "Consolidated Net Income" of any Person means, for any fiscal period, the net income of such Person and its Consolidated Subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of any extraordinary or other nonrecurring gain and loss and excluding all non-cash adjustments; provided that any cash payment made (or received) with respect to any such non-cash charge, expense or loss shall be subtracted (added) in computing Consolidated Net Income during the period in which such cash payment is made (or received).

          "Consolidated Net Worth" of any Person means at any date the consolidated stockholders' equity of such Person and its Consolidated Subsidiaries.

          "Consolidated Operating EBITDA" of any Person means, for any fiscal period, Consolidated EBIT for such Person for such period, adjusted by (i) adding thereto the amount of all depreciation and amortization expenses that were deducted in determining Consolidated EBIT, (ii) adding thereto the change from the prior period in the Deferred Revenue Account, and (iii) subtracting therefrom the change from the prior period in the Restricted Cash Account.

          "Consolidated Subsidiary" of any Person means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

          "Consolidated Total Assets" of any Person means total assets of such Person and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Credit Document" means this Agreement, the Notes, the Pledge Agreements, the Related Credit Agreement, the Canadian Credit Agreement, the WFNNB Note and each other document (including any additional guarantees) executed or delivered in connection herewith or therewith.

          "Credit Party" shall mean each Borrower, each Guarantor, and with respect to its obligations under the WFNNB Note only, WFNNB.

          "Debt" of any Person means at any date, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 6.9, Section 6.15 and the definitions of "Material Debt" and "Material Financial Obligations," all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person, but excluding Qualifying Deposits.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Deferred Revenue Account" means the account on the consolidating balance sheet of the Borrower associated solely with the change in revenue recognition by Loyalty Management as required by the Securities and Exchange Commission of the United States of America.

          "Delinquency Ratio" means, for any calendar month, the percentage equivalent of a fraction (a) the numerator of which is the aggregate amount of all Managed Receivables the minimum payments on which are more than 90 days contractually overdue and (b) the denominator of which is all Managed Receivables, in each case determined as of the last day of such calendar month.

          "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions), any transaction whose value is derived from another asset or security, or any combination of the foregoing transactions.

          "Dollars" and "$" means freely transferable lawful money of the United States of America.

          "Domestic Lending Office" means, as to each Bank, its office identified as such on the signature page hereto or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

          "Domestic Subsidiary" means any Subsidiary of the Borrower incorporated or organized in the United States or any state or territory thereof.

          "Effective Date" means April 10, 2003.

          "Eligible Transferee" means and includes a commercial bank, insurance company, financial institution, fund or other Person (other than a natural person) which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person (other than a natural person) which would constitute a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other "accredited investor" (other than a natural person) (as defined in Regulation D of the Securities Act).

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the cleanup or other remediation thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" of any Person means such Person, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

          "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate identified as such on the signature pages hereto or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

          "Euro-Dollar Loan" means (i) a Revolving Loan which bears interest at a Euro-Dollar Rate or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

          "Euro-Dollar Margin" means a percentage per annum equal to the applicable percentage specified in the pricing schedule attached hereto as Appendix 1.

          "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.6(b) on the basis of the London Interbank Offered Rate.

          "Event of Default" has the meaning set forth in Section 7.1.

          "Existing Credit Facilities" means (i) that certain Amended and Restated Credit Agreement, dated as of July 24, 1998 and amended and restated as of October 22, 1998, among the Borrower, Loyalty Management, the guarantors from time to time party thereto, the banks from time to time party thereto and Harris Trust and Savings Bank, as administrative agent, as amended to the Effective Date, and (ii) that certain 364-Day Credit Agreement, dated as of May 22, 2002, by and among the Borrower, Loyalty Management, the guarantors from time to time party thereto, the banks from time to time party thereto and Harris Trust and Savings Bank, as administrative agent.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

          "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          "Foreign Subsidiary" means each Subsidiary of the Borrower other than a Domestic Subsidiary.

          "Guaranteed Obligations" has the meaning set forth in Section 10.1.

          "Guarantor" means ADSI and each other direct and indirect Material Domestic Subsidiary of the Borrower that becomes a Guarantor from time to time after the Effective Date pursuant to Section 6.25.

          "Guarantor Supplement" means an appropriately completed Guarantor Supplement substantially in the form of Exhibit C hereto.

          "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof to protect such holder against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guaranty" used as a verb has a corresponding meaning.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

          "Hostile Acquisition" means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

          "Indemnitee" has the meaning set forth in Section 11.3(b).

          "Insured Subsidiary" means a Subsidiary of the Borrower which is an "insured depository institution" under and as defined in the Federal Deposit Insurance Act (12 U.S.C. 1813(c)(2)) or any successor statute.

          "Intellectual Property" has the meaning set forth in Section 4.12.

          "Intercompany Note" means a promissory note made by an Insured Subsidiary other than WFNNB payable to the order of the Borrower or any of its Domestic Subsidiaries (other than an Insured Subsidiary or a Qualified Securitization Subsidiary or a Subsidiary of a Foreign Subsidiary, Insured Subsidiary or Qualified Securitization Subsidiary).

          "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement dated as of April 10, 2003, among the Collateral Agent, the financial institutions party to the Related Credit Agreement, the financial institutions party to the Canadian Credit Agreement and the Banks party hereto, as such may be amended from time to time.

          "Interest Coverage Ratio" of any Person means, for any period, the ratio of Consolidated Operating EBITDA of such Person for such period to Consolidated Interest Expense of such Person for such period.

          "Interest Period" means with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Period Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

          (i)    any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (ii)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

          (iii)  any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date (unless such date is not a Business Day, in which case such Interest Period shall end on the latest Business Day to occur prior to the Maturity Date).

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guaranty, time deposit or otherwise (but not including any demand deposit).

          "L/C Participant" has the meaning set forth in Section 2A.5.

          "L/C Supportable Obligations" means and includes obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business as are reasonably acceptable to the Administrative Agent and the respective Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.

          "Letter of Credit" has the meaning set forth in Section 2A.1(a).

          "Letter of Credit Commitment" means $35,000,000, as the same may be reduced from time to time pursuant to Section 2.8.

          "Letter of Credit Fee" has the meaning set forth in Section 2.7(b).

          "Letter of Credit Issuer" means Harris Trust and Savings Bank in its individual capacity and any Bank which at the request of the Borrower and with the consent of the Administrative Agent agrees, in such Bank's sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letters of Credit. The sole Letter of Credit Issuer on the Effective Date is Harris Trust and Savings Bank in its individual capacity.

          "Letter of Credit Outstandings" means, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "Letter of Credit Request" has the meaning set forth in Section 2A.3(a).

          "License Agreements" means the Canadian Trademark License, the US Trademark License, the Canadian Scheme License, and the US Scheme License.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan" means a loan made by a Bank pursuant to Section 2.1; provided, that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate

  Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

          "London Interbank Offered Rate" means, for any Interest Period, with respect to any Euro-Dollar Loan, either (i) the rate per annum (rounded upward, if necessary to the next higher 1/100 of 1%) for deposits in Dollars for a period equal to such Interest Period, which appears on Telerate Page 3750 (or any successor page) as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period or (ii) if the rate in clause (i) of this definition is not shown for any particular day, the rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) at which deposits in Dollars are offered to the Administrative Agent in the London interbank market at approximately 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loans of the Administrative Agent to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          "Loyalty Management" means Loyalty Management Group Canada Inc., an Ontario corporation.

          "Managed Receivables" of any Person means for any date all credit card receivables originated by such Person as of such date regardless of whether such credit card receivables are determined, with respect to such Person's financial statements, to be "on-balance sheet" or "off-balance sheet."

          "Material Debt" means Debt (other than the Loans hereunder) (i) of a Person and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $25,000,000, (ii) under the Related Credit Agreement and (iii) under the Canadian Credit Agreement.

          "Material Domestic Subsidiary" means each direct or indirect Domestic Subsidiary which (i) owned as of the end of the most recently completed fiscal quarter (or, in the case of an acquired Subsidiary, on a pro forma basis would have owned) assets that represent in excess of 10% of the Consolidated Total Assets of the Borrower as of the end of such fiscal quarter or (ii) generated (or, in the case of an acquired Subsidiary, on a pro forma basis would have generated) annual revenues in excess of 10% of the consolidated total revenues for the Borrower and its Consolidated Subsidiaries for the most recently completed fiscal year.

          "Material Financial Obligations" of any Person means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of such Person and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

          "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

          "Maturity Date" means April 10, 2006.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "Note" means any Revolving Note and the Swing Note.

          "Notice of Borrowing" has the meaning set forth in Section 2.2.

          "Notice of Interest Period Election" has the meaning set forth in Section 2.9.

          "Obligations" means (i) all amounts owing to the Administrative Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document and (ii) so long as there are amounts owing under clause (i), Derivative Obligations from time to time owed to a Person that, at the time of incurrence thereof, was a Bank or an Affiliate of a Bank.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section 11.6(b).

          "Payment Office" means the office of the Administrative Agent located at 111 West Monroe Street, Chicago, Illinois 60603, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Percentage" means at any time for each Bank with a Commitment, the percentage obtained by dividing such Bank's Commitment by the Total Commitment, provided that if the Total Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank's Commitment immediately prior to such termination by the Total Commitment immediately prior to such termination.

          "Permitted Subordinated Debt" means subordinated Debt of the Borrower, provided that (i) the Administrative Agent and the Banks shall have been given prompt notice of the issuance of such Debt, together with a certificate signed by a senior financial officer of the Borrower showing pro forma compliance with the financial covenants contained in Sections 6.11 and 6.13 after giving effect to such issuance of Debt, (ii) such Debt shall be expressly subordinated in right of payment to the Obligations in a manner reasonably acceptable to the Administrative Agent, (iii) such Debt shall be unsecured and unguaranteed other than guarantees issued by a Guarantor which are subordinated in right of payment to the obligations of such Guarantor hereunder pursuant to subordination terms reasonably acceptable to the Administrative Agent, (iv) such Debt shall have a maturity not earlier than the date which is six months after the latest of the Maturity Date and the final maturity of the loans outstanding under the Related Credit Agreement or Canadian Credit Agreement and no amortization or sinking fund payments shall be required in respect of such Debt prior to such date and (v) no covenant or default applicable to such debt shall be more restrictive than those contained in this Agreement and the subordination provisions, covenants and defaults pertaining to such Debt, taken as a whole, shall be no more restrictive, and no less favorable to the Banks, than those customarily applicable to publicly issued subordinated indebtedness. "Permitted Subordinated Debt" shall include any Guaranties thereof permitted under clause (iii) above.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Pledge Agreement" means the Pledge Agreement, dated as of April 10, 2003, by and between the Borrower, the Guarantors, and the Collateral Agent, as such agreement may be amended, modified or supplemented from time to time.

          "Pledge Agreements" means the Pledge Agreement and the Canadian Pledge Agreement.

          "Prime Rate" means the rate of interest announced or otherwise established by the Administrative Agent from time to time as its Prime Rate.

          "Qualified Securitization Subsidiary" means a Subsidiary that is a special purpose entity used in connection with a Qualified Securitization Transaction.

          "Qualified Securitization Transaction" means a securitization or other sale or financing of credit card receivables.

          "Qualifying Deposits" means deposits that are (i) insured by the Federal Deposit Insurance Corporation and (ii) do not exceed the difference between (A) the amount of seller's interest and credit card receivables minus (B) the allowance for doubtful accounts related to seller's interest and credit card receivables, in each case as shown on the consolidated balance sheet of the Borrower and its Subsidiaries.

          "Quarterly Dates" has the meaning set forth in Section 2.6(a).

          "Refunded Swing Loans" has the meaning set forth in Section 2.1(c).

          "Refunding Date" has the meaning set forth in Section 2.1(d).

          "Refunding Swing Loan" has the meaning set forth in Section 2.1(c).

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Related Credit Agreement" that certain Credit Agreement (364-Day) dated as of April 10, 2003, by and among the Borrower, the guarantors from time to time party thereto, the financial institutions from time to time party thereto, and Harris Trust and Savings Bank, as Administrative Agent for such financial institutions, as the same may be amended, modified, supplemented, replaced or refinanced from time to time.

          "Required Banks" means Banks the sum of whose outstanding Commitments (or after the termination thereof, outstanding Revolving Loans and Percentages of Swing Loans and Letter of Credit Outstandings) represent an amount greater than 50% of the sum of the Total Commitment (or after the termination thereof, the sum of the total outstanding Revolving Loans and Percentages of Swing Loans and Letter of Credit Outstandings at such time).

          "Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans, is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

          "Restricted Acquisition" means any acquisition, whether in a single transaction or series of related transactions, by the Borrower or any one or more of its Subsidiaries, or any combination thereof, of (i) all or a substantial part of the assets, or all or any substantial part of a going business or division, of any Person, whether through purchase of assets or securities, by merger or otherwise, (ii) control of securities of an existing corporation or other Person having ordinary voting power (apart from rights accruing under special circumstances) to elect a majority of the board of directors of such corporation or other Person or (iii) control of a greater than 50% ownership interest in any existing partnership, joint venture or other Person).

          "Restricted Cash" means cash required by the Borrower and its Subsidiaries to fund securitization spread accounts, cash collateral accounts relating to securitization of credit card receivables, excess funding accounts relating to securitization of credit card receivables and cash restricted to fund future Air Miles redemptions.

          "Restricted Cash Account" means the account on the consolidating balance sheet of the Borrower related solely to redemption settlement assets of Loyalty Management's "Air Miles Program."

          "Restricted Payment" means (i) any dividend or other distribution on any shares of a Person's (including any Credit Party's) capital stock (except dividends or distributions payable solely in shares of its capital stock and except dividends and distributions payable to the Borrower or any of its Subsidiaries) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of a Person's (including any Credit Party's) capital stock or (b) any option, warrant or other right to acquire shares of a Person's capital stock (but not including (1) payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion, (2) payments made to the Borrower or any of its Subsidiaries, and (3) payments made solely in shares of (or solely out of the net proceeds of a substantially concurrent issuance of) such Person's (including any Credit Party's) capital stock or options, warrants or other rights to acquire shares of such Persons' (including any Credit Party's) capital stock).

          "Revolving Loan" has the meaning set forth in Section 2.1(a).

          "Revolving Note" has the meaning set forth in Section 2.4(a).

          "Secured Creditors" has the meaning set forth in the Pledge Agreements.

          "Senior Leverage Ratio" means, at any time, the ratio of (x) all amounts owing by the Borrower and its Subsidiaries pursuant to the terms of this Agreement or any other Credit Document, the Related Credit Agreement or the Canadian Credit Agreement to the agents and the lenders thereunder to (y) Consolidated Operating EBITDA of the Borrower and its Subsidiaries for the twelve months then most recently ended.

          "Stated Amount" of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

          "Swing Borrowing" means a Borrowing pursuant to subsection 2.1(b).

          "Swing Lender" means Harris Trust and Savings Bank and any other Bank which agrees in its sole discretion, with the consent of the Administrative Agent and the Borrower, to replace Harris Trust and Savings Bank as the Swing Lender hereunder.

          "Swing Loan Commitment" means $35,000,000, as the same may be reduced from time to time pursuant to Section 2.8.

          "Swing Loan Refund Amount" has the meaning set forth in subsection 2.1(c).

          "Swing Loans" has the meaning set forth in Section 2.1(b).

          "Swing Margin" means a percentage per annum equal to the applicable percentage specified in the pricing schedule attached hereto as Appendix 1.

          "Swing Note" has the meaning set forth in Section 2.4(a).

          "The Community Reinvestment Act" means The Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.) as amended.

          "The Limited" means Limited Commerce Corp., a Delaware corporation and its successors and assigns.

          "Total Capitalization Ratio" means, for any Person, the ratio of (x) Consolidated Debt of such Person at such time to (y) the sum of (i) Consolidated Debt of such Person at such time plus (ii) Consolidated Net Worth of such Person at such time.

          "Total Commitment" means the aggregate amount of the Commitments of each of the Banks.

          "Total Interest Expense" means, for any Person, interest paid on a consolidated basis with respect to all outstanding indebtedness including, without limitation, capital leases (in accordance with generally accepted accounting principles), all commissions, discounts and other fees and charges owed in connection with letters of credit or lines of credit, net payments under interest rate protection agreements, amortization of deferred financing costs, original issue discounts and any interest expense relating to deferred compensation arrangements.

          "Type" means the type of Loan determined according to the interest option applicable thereto; i.e., whether a Base Rate Loan or a Euro-Dollar Loan.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          "Unpaid Drawing" has the meaning set forth in Section 2A.4(a).

          "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

          "US Scheme License" means the Amended and Restated License to Use and Exploit the Air Miles Scheme in the United States, dated July 24, 1998, between Air Miles International Trading B.V. and the Borrower, as such agreement may be amended from time to time.

          "US Trademark License" means the Amended and Restated License to Use the Air Miles Trade Marks in the United States, dated July 24, 1998, between Air Miles International Holdings B.V. and the Borrower, as such agreement may be amended from time to time.

          "Voting Stock" of any Person means the equity interests of such Person that are, under ordinary circumstances, entitled to vote in the election of the board of directors or other persons performing similar functions of such Person.

          "WCAS Subordinated Note" means the 10% Subordinated Note due September 15, 2008, dated September 15, 1998, issued by the Borrower to WCAS Capital Partners III, L.P. in the principal amount of $52,000,000.

          "Welsh, Carson, Anderson & Stowe Partnerships" means each Welsh, Carson, Anderson & Stowe limited partnership, as constituted on the Effective Date, as may be constituted in the future and any partner, partnership or Affiliate of any of them and their respective successors and assigns.

          "WFNNB" means World Financial Network National Bank, a limited purpose national banking association wholly owned by the Borrower.

          "WFNNB Note" means a promissory note made by WFNNB payable to the order of the Borrower or any of its Domestic Subsidiaries (other than an Insured Subsidiary or a Qualified Securitization Subsidiary or a Subsidiary of a Foreign Subsidiary, Insured Subsidiary or Qualified Securitization Subsidiary).

          "Wholly-Owned Subsidiary" means, as to any Person, any corporation or other entity 100% of whose Voting Stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

        Section 1.2.    Accounting Terms and Determinations.     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, (i) all calculations of financial covenants and corresponding accounting terms shall include for all periods covered thereby pro forma adjustments for the (x) actual historical financial performance of and (y) identifiable cost savings associated with providing data processing services to any entities acquired as permitted under Section 6.21(b) and (ii) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 6 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

        Section 1.3.    Types of Borrowings.     The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type (subject to Article 9) and, except in the case of Base Rate Loans, have the same initial Interest Period.

ARTICLE 2

THE CREDITS

        Section 2.1.    Commitments to Lend.     (a) Revolving Loans. At any time on or after the Effective Date and prior to the Maturity Date, each Bank with a Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower pursuant to this Section from time to time in U.S. Dollars in amounts such that the aggregate principal amount of all Revolving Loans made by such Bank to the Borrower at any one time outstanding, when combined with such Bank's Percentage of Swing Loans and Letter of Credit Outstanding at such time, shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an amount equal to $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the then unutilized Commitment) and shall be made from the several Banks ratably in proportion to their respective Commitments. Revolving Loans shall either be Base Rate Loans or Euro-Dollar Loans. Within the foregoing limits, the Borrower may borrow under this Section, prepay Revolving Loans to the extent permitted by Section 2.10, and reborrow at any time prior to the Maturity Date.

        (b)    Swing Loans.    From time to time on or after the Effective Date and prior to the Maturity Date, the Swing Lender agrees, on the terms and conditions set forth in this Agreement, to make loans (each a "Swing Loan" and, collectively, the "Swing Loans") to the Borrower pursuant to this Section 2.1(b) in amounts such that (i) the aggregate principal amount of Swing Loans made by the Swing Lender to the Borrower does not at any time exceed the Swing Loan Commitment of the Swing Lender and (ii) the sum of the aggregate outstanding principal amount of all Revolving Loans and Swing Loans at such time, when added to the Letter of Credit Outstandings at such time, does not exceed the Total Commitment. Each Borrowing under this Section 2.1(b) shall be in a principal amount of at least $5,000,000. Within the foregoing limits, the Borrower may borrow under this Section 2.1(b), repay or, to the extent permitted by Section 2.10, prepay Swing Loans and reborrow at any time prior to the Maturity Date.

        (c)    Refunding of Swing Loans with Syndicated Loans.    Provided that no condition described in Section 3.2 was knowingly waived by the Swing Lender with respect to the making of such Swing Loan, the Swing Lender, at any time and from time to time in its sole and absolute discretion, may on behalf of the Borrower (which hereby irrevocably directs the Swing Lender to act on its behalf), on notice given by the Swing Lender no later than 10:30 A.M. (Chicago time) on the proposed date of Borrowing for the Base Rate Loans referred to below, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan which shall be a Base Rate Loan (a "Refunding Swing Loan") under Section 2.1(a) in an amount (with respect to each Bank, its "Swing Loan Refund Amount") equal to such Bank's Percentage of the aggregate principal amount of such Swing Loans (the "Refunded Swing Loans") outstanding on the date of such notice, to repay the Swing Lender. Unless any of the events described in Section 7.1(g) or (h) with respect to the Borrower shall have occurred and be continuing or the Commitments shall have been terminated in full (in which case the procedures of Section 2.1(d) shall apply), each Bank shall make such Base Rate Loan available to the Administrative Agent at its address specified in or pursuant to Section 11.1 in immediately available funds, not later than 12:00 Noon (Chicago time), on the date of such notice. The Administrative Agent shall pay the proceeds of such Base Rate Loans to the Swing Lender, which shall immediately apply such proceeds to repay its Refunded Swing Loans. Effective on the day such Base Rate Loans are made, the portion of the Swing Loans so paid shall no longer be outstanding as Swing Loans, shall no longer be due as Swing Loans under the Swing Note held by the Swing Lender, and shall be due as Base Rate Loans under the respective Revolving Notes issued to the Banks (including the Swing Lender) in accordance with their respective ratable share of the Commitments. The Borrower authorizes the Swing Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Loans to the extent amounts received from the Banks are not sufficient to repay in full such Refunded Swing Loans. The Swing Lender agrees to give notice to the Borrower should it decide to refund Swing Loans with Revolving Loans pursuant to this subsection 2.1(c); provided, that such Swing Lender's failure to give such notice (or any delay therein) does not affect the validity or the effectiveness of such Notice of Borrowing or the refunding of Swing Loans pursuant thereto.

        (d)    Purchase of Participations in Swing Loans.    Provided that no condition described in Section 3.2 was knowingly waived by the Swing Lender with respect to the making of such Swing Loan, if prior to the time Revolving Loans would have otherwise been made pursuant to Section 2.1(c), one of the events described in Section 7.1(g) or (h) with respect to the Borrower shall have occurred and be continuing or the Commitments shall have been terminated in full, each Bank shall, on the date such Base Rate Loans were to have been made pursuant to the notice referred to in Section 2.1(c) (the "Refunding Date"), purchase an undivided participating interest in the Swing Loans in an amount equal to such Bank's Swing Loan Refund Amount. On and after the Refunding Date, the related Swing Loan will accrue interest as though such Swing Loan were a Base Rate Loan. On the Refunding Date, each Bank shall transfer to the Swing Lender, in immediately available funds, such Bank's Swing Loan Refund Amount, and upon receipt thereof such Bank shall be deemed to have purchased an undivided participating interest in such Swing Loans as of such date of receipt, in the Swing Loan Refund Amount of such Bank.

        (e)    Payments on Participated Swing Loans.    At any time after a Swing Lender has received from any Bank such Bank's Swing Loan Refund Amount pursuant to Section 2.1(d) and such Swing Lender receives any payment on account of the Swing Loans in which the Banks have purchased participations pursuant to Section 2.1(d), such Swing Lender will promptly distribute to each such Bank its ratable share (determined on the basis of the Swing Loan Refund Amounts of all of the Banks) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by such Swing Lender is required to be returned, such Bank will return to such Swing Lender any portion thereof previously distributed to it by such Swing Lender.

        (f)    Obligations to Refund or Purchase Participations in Swing Loans Absolute.    Each Bank's obligation to transfer the amount of a Base Rate Loan to the Swing Lender as provided in Section 2.1(c) or to purchase a participating interest pursuant to Section 2.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank, or any other Person may have against the Swing Lender or any other Person, (ii) the occurrence or continuance of a Default or the reduction of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party or Subsidiary of a Credit Party or any other Person, (iv) any breach of this Agreement by a Credit Party, any other Bank or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        Section 2.2.    Notice of Borrowing.     (a) The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") in respect of the Borrowing of Loans, other than Swing Loans and Refunding Swing Loans, not later than 11:00 a.m. (Chicago, Illinois, time) on (x) the Business Day of the Borrowing if such Borrowing is to be a Base Rate Borrowing and (y) the third Business Day immediately preceding the date of the Borrowing if such Borrowing is to be a Euro-Dollar Borrowing, specifying:

          (i)    the date of such Borrowing, which shall be a Business Day;

          (ii)  what Type of Revolving Loans are to be borrowed and whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate;

          (iii)  in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and in the case of a Base Rate Borrowing, the date, if any, on which such Revolving Loan will be converted to a Euro-Dollar Loan; and

          (iv)  the aggregate amount of such Borrowing.

        (b)  The Borrower shall give the Swing Lender a Notice of Borrowing in respect of Swing Loans not later than 1:00 P.M. (Chicago time) on the date of Borrowing of such Swing Loans (which shall be a Domestic Business Day), specifying the amount of such Borrowing.

        (c)  Refunding Swing Loans shall be made on the notice provided in Section 2.1(e).

        Section 2.3.    Notice to Banks Funding of Loans.     (a) Upon receipt of a Notice of Borrowing (other than a Swing Borrowing), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

        (b)  Not later than 1:30 p.m. (Chicago, Illinois time) on the date of each Borrowing, each Bank shall make available its share of such Borrowing, in Federal or other funds immediately available in Chicago, Illinois, to the Administrative Agent at its address referred to in Section 11.1. The Swing Lender shall make the proceeds of its Swing Loan available to the Borrower no later than 2:00 p.m. (Chicago Time) on the date requested. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

        (c)  Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.6 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

        Section 2.4.    Notes.     (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced (i) if Revolving Loans, by promissory notes duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed (each a "Revolving Note" and, collectively, the "Revolving Notes") and (ii) if Swing Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed (the "Swing Note").

        (b)  Upon receipt of each Bank's Notes pursuant to Section 3.1(a), the Administrative Agent shall forward such Notes to the appropriate Bank. Each Bank shall record the date and amount of the respective Loans made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of any of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to such Loans then outstanding under such Note; provided, that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of its Notes a continuation of any such schedule as and when required.

        Section 2.5.    Maturity of Loans.     Subject to the provisions of Section 2.8, the Commitment shall terminate and the principal amount of all then outstanding Revolving Loans and Swing Loans, together with accrued interest thereon, shall be due and payable in full on the Maturity Date.

        Section 2.6.    Interest Rates.     (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made (or converted pursuant to Article 9) until it becomes due, at a rate per annum equal to the Base Rate plus the Base Rate Margin for such day. Such interest shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (each, a "Quarterly Date") and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

        (b)  Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, in the case of an Interest Period of six months, the date occurring three months after the first day of such Interest Period.

        (c)  Any overdue principal of, or interest on, any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of it) by dividing (x) the average rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Administrative Agent is offered to the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) one minus the Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 9.1 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.

        (d)  Each Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swing Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Swing Margin. Such interest shall be payable on each Quarterly Date or, if earlier, on the date such Swing Loan becomes due or its Refunding Date. Any overdue principal of or interest on any Swing Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Swing Loans for such day.

        (e)  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

        (f)    The Administrative Agent agrees to use its best efforts to furnish quotations as contemplated by this Section. If the Administrative Agent is unable to provide a quotation, the provisions of Section 9.1 shall apply.

        Section 2.7.    Fees.     (a) During the period from and including the Effective Date to and including the date upon which the Total Commitment is terminated, the Borrower shall pay to the Administrative Agent for the account of the Banks with Commitments, ratably in proportion to their respective Commitments, a commitment fee at the rate per annum equal to the Applicable Commitment Fee Percentage on the daily amount by which the Total Commitment exceeds the aggregate principal amount of Revolving Loans outstanding and Letter of Credit Outstandings on such date. Such commitment fee shall accrue from and including the Effective Date to, but excluding the date of termination of, the Commitments in their entirety. Accrued commitment fees shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year and on the date of termination of the Commitments in their entirety.

        (b)  The Borrower agrees to pay to the Administrative Agent for distribution to each Bank with a Commitment (based on each Bank's Percentage) a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee"), for the period from and including the date of issuance of such

Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Euro-Dollar Margin for Revolving Loans on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Date and on the first day after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

        (c)  The Borrower agrees to pay to each Letter of Credit Issuer, for its own account, a fronting fee in respect of each Letter of Credit issued by such Letter of Credit Issuer (the "Fronting Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the date of the termination of such Letter of Credit, computed at a rate equal to 1/8th of 1% per annum of the daily Stated Amount of such Letter of Credit. Accrued Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Date and upon the first day after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

        (d)  The Borrower agrees to pay, upon each drawing under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the customary scheduled administrative charge which the applicable Letter of Credit Issuer is generally imposing in connection with such occurrence with respect to letters of credit.

        (e)  The Borrower shall pay to the Administrative Agent such amounts as are agreed to from time to time.

        Section 2.8.    Termination or Reduction of Commitments.

        (a)    Optional Reduction of Commitments.    The Borrower may, upon at least three Business Days' notice to the Administrative Agent, (i) terminate the Total Commitment at any time, if no Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000 the aggregate amount of the Total Commitment in excess of the aggregate outstanding principal amount of the Revolving Loans, Swing Loans and Letter of Credit Outstandings. Any termination of the Total Commitments below the Letter of Credit Commitment then in effect shall reduce the Letter of Credit Commitment then in effect by like amount. Any termination of the Total Commitments to an amount less than $35,000,000 shall reduce the Swing Loan Commitment then in effect by like amount. Upon receipt of a notice pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof.

        (b)    Mandatory Reduction of Commitments.    The Total Commitment (and the respective Commitment of each Bank) shall terminate on the Maturity Date.

        (c)    Pro Rata Reduction.    Each reduction to the Total Commitment pursuant to this Section 2.8 shall be applied proportionately to reduce the Commitment of each Bank.

        Section 2.9.    Method of Electing Interest Rates for Loans.     (a) The Loans included in a Borrowing shall be the Type of Loan specified by the Borrower in the applicable Notice of Borrowing given pursuant to Section 2.2. Thereafter, the Borrower shall deliver a notice (a "Notice of Interest Period Election") to the Administrative Agent not later than 11:00 a.m. (Chicago, Illinois, time) on the third Business Day prior to (i) if such Borrowing was initially a Base Rate Borrowing, the commencement of the first Interest Period with respect to the conversion of such Base Rate Loan into a Euro-Dollar Loan specifying the duration of such Interest Period, or (ii) at any other time, the last day of the current Interest Period specifying the duration of the additional Interest Period which is to commence. Each Interest Period specified in a Notice of Interest Period Election shall comply with the provisions of the definition of "Interest Period." Notwithstanding the foregoing, the Borrower may not elect to convert any Loan into, or continue any Loan as, a Euro-Dollar Loan pursuant to any Notice of Interest Rate Election if at the time such notice is delivered an Event of Default shall have occurred and be continuing.

        (b)  Each Notice of Interest Rate Election shall specify:

          (i)    the Borrowing of Loans (or portion thereof) to which such notice applies;

          (ii)  the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

          (iii)  if the Loans comprising such Borrowing are to be converted, the new Type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

          (iv)  if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

        (c)  Upon receipt of a Notice of Interest Period Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Period Election is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that such Loan be continued as a Base Rate Loan.

        (d)  An election by the Borrower to change or continue the rate of interest applicable to any Borrowing of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 3.2.

        Section 2.10.    Optional Prepayments.     (a) Subject, in the case of Euro-Dollar Loans, to Section 2.13, the Borrower may, upon at least one Business Day's notice to the Administrative Agent, prepay any Base Rate Loans or, upon at least three Business Days' notice to the Administrative Agent, prepay any Euro-Dollar Loans, in each case in whole at any time, or from time to time in part, without premium or penalty, in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks.

        (b)  Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank with Loans outstanding of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

        (c)  The Borrower may elect to utilize the option set forth in Section 2.11(c) in connection with any optional prepayment.

        Section 2.11.    Mandatory Prepayments.     (a) Requirements. If on any date the sum of the aggregate outstanding principal amount of Revolving Loans, Swing Loans and the Letter of Credit Outstandings exceeds the Total Commitment as then in effect, the Borrower shall repay on such date the principal of Swing Line Loans, and, if no Swing Loans are or remain outstanding, Revolving Loans in an aggregate amount equal to such excess. If, after giving effect to the repayment of all outstanding Swing Loans and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Commitment, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Banks, on such date an amount in cash equal to such excess (up to the aggregate amount of the Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the Obligations pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in cash equivalents reasonably satisfactory to the Administrative Agent, until the proceeds are applied to the Obligations). Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.

        (b)  Application. With respect to each prepayment of Revolving Loans required by Section 2.11(a), the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing or Borrowings pursuant to which made, provided that (i) Euro-Dollar Loans may be so designated for prepayment pursuant to this Section 2.11 only on the last day of an Interest Period applicable thereto unless all Euro-Dollar Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (ii) if any prepayment of Euro-Dollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $5,000,000, such Borrowing shall be immediately converted into Base Rate Loans; and (iii) each prepayment of Revolving Loans pursuant to a Borrowing shall be applied pro rata among such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs.

        (c)  Cash Collateral to Avoid Breakage. Notwithstanding the provisions of Section 2.11(b), if at any time a mandatory or voluntary prepayment of Loans pursuant to Sections 2.10 or 2.11(a) above would result, after giving effect to the procedures set forth above, in the Borrower incurring breakage costs as a result of Euro-Dollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the "Affected Loans"), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent and shall provide for investments reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Loans not initially prepaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Banks whose Loans would otherwise have been immediately prepaid with the amounts deposited and upon the taking of any action by the Administrative Agent or the Banks pursuant to the remedial provisions of Article 7, any amounts held as cash collateral pursuant to this Section 2.11(c) shall, subject to the requirements of applicable law, be immediately applied to repay such Loans.

        Section 2.12.    General Provisions as to Payments.     (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder (i) not later than 12:00 Noon (Chicago, Illinois time) on the date when due, in Federal or other funds immediately available in Chicago, Illinois, to the Administrative Agent at its address referred to in Section 11.1, and (ii) without any right to set-off, deduction or counterclaim by the Borrower. All payments made hereunder shall be made in U.S. Dollars in immediately available funds at the place of payment. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

        (b)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

        Section 2.13.    Funding Losses.     If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is prepaid, converted or becomes due (pursuant to Article 2, 7, or 9 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.2, 2.9, or 2.10 the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

        Section 2.14.    Computation of Interest and Fees.     (a) Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day if and only if such payment is made in accordance with the provisions of the first sentence of Section 2.12(a)).

        Section 2.15.    Regulation D Compensation.     Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the London Interbank Offered Rate then in effect for such Loan divided by (B) one minus the Reserve Percentage over (ii) such London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loan of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. The Borrower's obligations under this Section 2.15 are limited as set forth in Section 9.6.

        Section 2.16.    Increase in Commitment.     Provided there exists no Default, the Borrower on behalf of the Borrower and Guarantors may, on any Business Day after the date hereof, without the consent of any Bank but with the written consent of the Administrative Agent, each Letter of Credit Issuer and the Swing Lender (which consents shall not be unreasonably withheld or delayed), increase the aggregate amount of the Commitments by delivering a Commitment Amount Increase Request at least five (5) Business Days prior to the desired effective date of such increase (the "Commitment Amount Increase") identifying an additional Bank (or additional Commitment agreed to be made by any existing Bank) and the amount of its Commitment (or additional amount of its Commitment); provided, however, that any increase in the aggregate amount of the Commitments when added to the "Commitments" under the Related Credit Agreement and the Canadian Credit Agreement to an amount in excess of $450,000,000 will require the approval of the Required Banks; provided further that prior to approaching an additional Bank, the Borrower shall have offered to the existing Banks the opportunity to increase their respective Commitments. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, each new Bank (or, if applicable, each existing Bank which consented to an increase in its Commitment) shall advance Loans in an amount sufficient such that after giving effect to its Loan each Bank shall have outstanding its pro rata share of Loans. It shall be a condition to such effectiveness that no Euro-Dollar Loans be outstanding on the date of such effectiveness and that the Borrower shall not have terminated any portion of the Commitment pursuant to Section 2.8 hereof. The Borrower agrees to pay any out-of-pocket expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Bank shall have any obligation to increase its Commitment and no Bank's Commitment shall be increased without its consent thereto, and each Bank may at its option, unconditionally and without cause, decline to increase its Commitment.

ARTICLE 2A

LETTERS OF CREDIT

        Section 2A.1.    Letters of Credit.     (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the tenth Business Day immediately preceding the Maturity Date to issue a standby letter of credit for the account of the Borrower in support of L/C Supportable Obligations (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"), and subject to and upon the terms and conditions set forth herein such Letter of Credit Issuer agrees to issue from time to time, irrevocable Letters of Credit in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent. Notwithstanding the foregoing, no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

          (i)    any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Letter of Credit Issuer as of the Effective Date and which such Letter of Credit Issuer in good faith deems material to it;

          (ii)  such Letter of Credit Issuer shall have received notice from the Borrower or the Required Banks prior to the issuance of such Letter of Credit of the type described in clause (v) of Section 2A.1(b); or

          (iii)  the Administrative Agent or such Letter of Credit Issuer has received notice from any Bank that it does not intend to participate in such Letter of Credit pursuant to Section 2A.5, or any Bank has failed to participate in any Letter of Credit issued hereunder, unless the Borrower and such Letter of Credit Issuer shall have entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate the risk of such Bank's failure to participate in Letters of Credit (including cash collateralizing the amount of such Bank's obligation).

        (b)  Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) the Letter of Credit Commitment or (y) when added to the aggregate principal amount of all Revolving Loans and Swing Loans then outstanding, the Total Commitment at such time; (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance (although any Letter of Credit may be extendible (whether automatically or otherwise) for successive periods of up to 12 months, but not beyond the tenth Business Day preceding the Maturity Date), on terms reasonably acceptable to the respective Letter of Credit Issuer and in no event shall any Letter of Credit have an expiry date occurring later than the tenth Business Day preceding the Maturity Date; (iii) each Letter of Credit shall be denominated in Dollars; (iv) each Letter of Credit shall be payable only on a sight basis and upon conditions, if any, set forth therein; and (v) no Letter of Credit Issuer shall issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks that a Default exists until such time as such Letter of Credit Issuer shall have received written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) waiver of such Default by the Required Banks,

        (c)  Upon the occurrence of an event giving rise to the operation of Section 2A.1(a)(iii), the Borrower shall have the right, if no Default then exists, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferees (it being acknowledged that the Replaced Bank shall be under no obligation to identify or secure the commitment of such Eligible Transferee or assist in identifying or securing the commitment of such Eligible Transferee), each of whom shall be reasonably acceptable to the Administrative Agent (collectively, the "Replacement Bank"), provided that (i) at the time of any replacement pursuant to this Section 2A.1(c), the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.6(c) (and with all fees payable pursuant to Section 11.6(c) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (I) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (II) all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (III) all accrued, but theretofore unpaid, fees to the Replaced Bank, (y) each Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank to such Letter of Credit Issuer and (z) the Swing Lender an amount equal to such Replaced Bank's Percentage of any Swing Loan to the extent such amount was required to be but not theretofore funded by such Replaced Bank, and (ii) all obligations of the Borrower due and owing to the Replaced Bank at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreement, the payments of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, (i) the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank and (ii) the Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement. Replacements pursuant to this Section 2A.1(c) shall only be effected by assignments which otherwise meet the applicable requirements of Section 11.6(c).

        Section 2A.2.    Minimum Stated Amount.     The initial Stated Amount of each Letter of Credit shall be not less than $100,000 or such lesser amount as shall be reasonably acceptable to the respective Letter of Credit Issuer.

        Section 2A.3.    Letter of Credit Requests; Notices of Issuance; Reports.     (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer a written request (including by way of telecopier) prior to 12:00 P.M.

(Chicago time) at least three Business Days (or such shorter period as may be acceptable to such Letter of Credit Issuer) prior to the proposed date (which shall be a Business Day) of issuance (each a "Letter of Credit Request"), which Letter of Credit Request shall include any other documents that such Letter of Credit Issuer customarily requires in connection therewith.

        (b)  The respective Letter of Credit Issuer shall, promptly after each issuance of a Letter of Credit by it, give the Administrative Agent, each Bank and the Borrower written notice of the issuance of such Letter of Credit, accompanied, if requested, by a copy of the Letter of Credit or Letters of Credit issued by it.

        Section 2A.4.    Agreement to Repay Letter of Credit Drawings.     (a) The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office (which funds the Administrative Agent shall promptly forward to such Letter of Credit Issuer), for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which, the Borrower is notified by such Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 12:00 P.M. (Chicago time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Unpaid Drawing is paid by the Borrower at a rate per annum which shall be the interest rate applicable to Revolving Loans maintained as Base Rate Loans as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand. Each Letter of Credit Issuer shall provide the Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the Borrower under this Section 2A.4(a) or under any other Section of this Agreement.

        (b)  The Borrower's obligation under this Section 2A.4 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Bank, including, without limitation, any defense based upon the failure of any payment under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such payment; provided, however, that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction) on the part of such Letter of Credit Issuer.

        Section 2A.5.    Letter of Credit Participations.     (a) Immediately upon the issuance by any Letter of Credit Issuer of a Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank with a Commitment, and each such Bank (each an "L/C Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Percentage, in such Letter of Credit, each substitute letter of credit, each payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 2.7(c) and the L/C Participants shall have no right to receive any portion of any Fronting Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Percentages of the Banks pursuant to Section 11.6(c), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2A.5 to reflect the new Percentages of the assigning and assignee Bank or of all Banks, as the case may be.

        (b)  In determining whether to pay under any Letter of Credit, the respective Letter of Credit Issuer shall not have any obligation relative to the L/C Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction) shall not create for such Letter of Credit Issuer any resulting liability.

        (c)  In the event that the respective Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2A.4(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant's Percentage of such payment in Dollars and in same day funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction) on the part of such Letter of Credit Issuer. If the Administrative Agent so notifies any L/C Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 11:00 A.M. (Chicago time) on any Business Day, such L/C Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer (which funds the Administrative Agent shall promptly forward to the Letter of Credit Issuer) such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such L/C Participant shall not have so made its Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other L/C Participant's Percentage of any such payment.

        (d)  Whenever the respective Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant which has paid its Percentage thereof, in US Dollars, and in same day funds, an amount equal to such L/C Participant's Percentage of the principal amount thereof and interest thereon accruing at the Federal Funds Rate after the purchase of the respective participations.

        (e)  The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no L/C Participant shall be required to make payments resulting from the

Letter of Credit Issuer's gross negligence or willful misconduct (as determined by a court of competent jurisdiction)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

          (ii)  the existence of any claim, set-off, defense or other right which the Borrower or any of it Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the respective Letter of Credit Issuer, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

          (iii)  any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)  the occurrence of any Default.

        (f)    To the extent the respective Letter of Credit Issuer is not indemnified for same by the Borrower, the L/C Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no L/C Participant shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer's gross negligence or willful misconduct (as determined by a court of competent jurisdiction).

        Section 2A.6.    Increased Costs.     If at any time after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the respective Letter of Credit Issuer or any Bank with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Bank's participation therein, or (ii) shall impose on such Letter of Credit Issuer or any Bank any other conditions affecting this Agreement, any Letter of Credit or such Bank's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Bank of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Bank hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such Letter of Credit Issuer or such Bank (a copy of which notice shall be sent by such Letter of Credit Issuer or such Bank to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Bank such additional amount or amounts as will compensate such Letter of Credit Issuer or such Bank for such increased cost or reduction. A certificate submitted to the Borrower by the respective Letter of Credit Issuer or such Bank, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Bank to the Administrative

Agent) setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Bank shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2A.6 upon the subsequent receipt thereof. The Borrower's obligations under this Section are limited as set forth in Section 9.6.

ARTICLE 3

CONDITIONS

        Section 3.1.    Initial Borrowing.     The obligations of the Banks to make the initial Loans hereunder and of any Letter of Credit Issuer to issue the initial Letter of Credit hereunder are subject to receipt by the Administrative Agent of the following documents:

          (a)  an opinion of counsel for the Credit Parties in a form reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent or the Required Banks may reasonably request;

          (b)  all documents the Administrative Agent may reasonably request relating to the corporate authority of each Credit Party which is a party hereto or any other Credit Document and the validity of this Agreement and each other Credit Document, all in form and substance reasonably satisfactory to the Administrative Agent;

          (c)  copies of this Agreement executed by the Borrower, each Guarantor and each of the Banks, and copies of the Notes executed by the Borrower in favor of each of the Banks;

          (d)  all filings (including, without limitation, pursuant to the Uniform Commercial Code) and recordings shall have been accomplished with respect to the Pledge Agreements in such jurisdictions as may be required by law to establish, perfect, protect and preserve the rights, titles, interests, remedies, powers, privileges, liens and security interests of the Collateral Agent in the Collateral covered by the Pledge Agreements and any giving of notice or the taking of any other action to such end (whether similar or dissimilar) required by law shall have been given or taken. On or prior to the Effective Date, the Collateral Agent shall have received satisfactory evidence as to any such filing, recording, registration, giving of notice or other action so taken or made; and the Banks and the holders of the loans and letters of credit outstanding under the Related Credit Agreement and the Canadian Credit Agreement shall have entered into the Intercreditor Agreement, which shall be acknowledged and consented to by each of the Credit Parties party to the Pledge Agreements;

          (e)  the Administrative Agent shall have received the full amount of the fees due from the Borrower pursuant to Section 2.7;

          (f)    the Administrative Agent shall have received fully executed copies of the License Agreements;

          (g)  the Administrative Agent shall have received a fully executed copy of the WCAS Subordinated Note;

          (h)  the Administrative Agent shall have received insurance certificates complying with the requirements of Section 6.3 for the business and properties of the Borrower and its Subsidiaries; and

          (i)    the Administrative Agent shall have received documentation, in form and substance reasonably acceptable to the Administrative Agent, evidencing the termination of the Existing Credit Facilities, the repayment of all obligations owing thereunder and the release of all Liens granted in connection therewith.

        The Administrative Agent shall promptly notify the Borrower and the Banks of the satisfaction of the conditions set forth in this Section 3.1, and such notice shall be conclusive and binding on all parties hereto.

        Section 3.2.    Each Borrowing.     The obligation of the Banks to make each Loan hereunder and of any Letter of Credit Issuer to issue or amend each Letter of Credit is subject at the time of such Loan or issuance or amendment of such Letter of Credit to the satisfaction of the following conditions:

          (a)  the satisfaction of the conditions set forth in Section 3.1;

          (b)  receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

          (c)  the fact that, immediately after any Borrowing of Loans, the aggregate amount of all Loans made hereunder plus the Letter of Credit Outstandings will not exceed the Total Commitments in effect;

          (d)  the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

          (e)  the fact that the representations and warranties of the Credit Parties contained in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing;

          (f)    with respect to the transactions contemplated by the Credit Agreement and the Pledge Agreements, each Credit Party shall have obtained any necessary consents, waivers, approvals, authorizations, registrations, filings, licenses and notifications (including, if necessary, qualifying to do business in, and qualifying under the applicable consumer laws of, each jurisdiction where the applicable party is then doing business, or is in the process of obtaining such qualification in each jurisdiction where the applicable party is expected to be doing business utilizing the proceeds of such Loan) and the same shall be in full force and effect, except where the failure to obtain such consent, qualification or other item could not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; and

          (g)  the Pledge Agreements shall be in full force and effect, the Collateral Agent shall have a first priority perfected security interest in all assets of the Borrower and its Subsidiaries purported to be covered thereby (subject to the exceptions set forth therein and in Sections 6.18 and 10.1(a) hereof), and all filings (including, without limitation, pursuant to the Uniform Commercial Code or foreign equivalent) and recordings shall have been accomplished with respect to the Pledge Agreements in such jurisdictions as may be required by law to establish, perfect, protect and preserve the rights, titles, interests, remedies, powers, privileges, liens and security interests of the Collateral Agent in the collateral purposed to be covered thereby and any giving of notice or the taking of any other action to such end (whether similar or dissimilar) required by law shall have been given or taken. The Administrative Agent and the Collateral Agent shall have received satisfactory evidence as to any such filing, recording, registration, giving of notice or other action so taken or made.

        Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d), (e), (f) and (g) of this Section.

        No Bank shall have any obligation to make a Loan hereunder and no Letter of Credit Issuer shall have any obligation to issue a Letter of Credit hereunder at any time unless all conditions precedent have been satisfied before or at such time. The conditions precedent are included for the exclusive benefit of the Administrative Agent and the Banks. In the event that any one more Banks makes available a Loan or any one or more Letter of Credit Issuers issues a Letter of Credit at the request of the Borrower notwithstanding that any one or more of the conditions precedent thereto have not been satisfied in whole or in part, such waiver shall not operate as to waive the right of the Administrative Agent, the Banks and the Letter of Credit Issuers to require strict compliance thereafter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants that:

        Section 4.1.    Existence and Power.     Each Credit Party is a corporation, limited liability company, partnership or other organization, duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        Section 4.2.    Corporate and Governmental Authorization; No Contravention.     The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party are within the corporate or other powers of such Credit Party, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of association, the organizational certificate, bylaws or other constitutional documents, as applicable, of such Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens granted pursuant to the Credit Documents). Neither the Borrower (or any of its directors or officers) nor any Insured Subsidiary (or any of its directors or officers) is a party to, or subject to, any agreement with, or directive or order issued by, any federal or state bank or thrift regulatory authority which imposes restrictions or requirements on it which are not generally applicable to banks or thrifts; and no action or administrative proceeding is pending or, to the Borrower's knowledge, threatened against the Borrower or any Insured Subsidiary or any of their directors or officers which seeks to impose any such restriction or requirement.

        Section 4.3.    Binding Effect.     This Agreement and the other Credit Documents constitute valid and binding agreements of the Borrower and each other Credit Party which is a party thereto, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

        Section 4.4.    Financial Information.     (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2002, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP, a copy of which has been delivered to each of the Banks, fairly present in all material respects the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

        (b)  Since December 31, 2002, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

        (c)  On and as of the Effective Date, (a) the sum of the assets, at a fair valuation, of the Borrower on a stand alone basis and of the Borrower and its Subsidiaries taken as a whole will exceed its debts; (b) the Borrower on a stand alone basis and the Borrower and its Subsidiaries taken as a whole has not incurred and does not intend to incur debts beyond their ability to pay such debts as such debts mature; and (c) the Borrower on a stand alone basis and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 4.4(c), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        (d)  Except as fully disclosed in the financial statements delivered pursuant to Section 4.4(a) there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to have a material and adverse effect on the Borrower or the Borrower and its Subsidiaries taken as a whole. As of the Effective Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 4.4(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or the Borrower and its Subsidiaries taken as a whole.

        Section 4.5.    Litigation.     There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of any Credit Document.

        Section 4.6.    Compliance with ERISA.     To the best of the Borrower's knowledge after reasonable investigation: (a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        (b)  Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The Borrower and its Subsidiaries do not maintain or contribute to any Foreign Pension Plan the obligations with respect to which could reasonably be expected to have a material adverse effect on the ability of the Borrower or the Borrower and its Subsidiaries taken as a whole to perform their obligations under the Credit Documents.

        Section 4.7.    Environmental Matters.     To the best of the Borrower's knowledge after reasonable investigation: Each of the Borrower and its Subsidiaries has obtained all material environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted. Each of such permits, licenses and authorizations is in full force and effect and the Borrower and its Subsidiaries is in material compliance with the terms and conditions thereof, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. In addition, no notice, notification, demand, request for information, citations, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Substance generated or handled by the Borrower or any of its Subsidiaries. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries which have not been made available to the Administrative Agent and the Banks.

        Section 4.8.    Taxes.     The Borrower and its Subsidiaries have filed all United States Federal and Canadian income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

        Section 4.9.    Subsidiaries.     Each of the Borrower's corporate Subsidiaries, if any, is a corporation duly incorporated, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        Section 4.10.    Regulatory Restrictions on Borrowing.     The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

        Section 4.11.    Full Disclosure.     All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement or the other Credit Documents.

        Section 4.12.    Intellectual Property.     The Borrower and its Subsidiaries own or have the exclusive right in the United States and Canada to use and to license the patents, trade names, registered or unregistered trademarks, registered or unregistered service marks, and registered copyrights, all pending applications therefor and all know-how required to operate their respective businesses (collectively, the "Intellectual Property"), and, to the extent the Borrower deems such registration or filing necessary or appropriate, each item constituting part of the Intellectual Property has been duly registered with, filed with or issued by, as the case may be, the appropriate authorities in the United States and Canada and, to the knowledge of the Credit Parties, such registrations, filings and issuances remain in full force and effect. To the knowledge of the Credit Parties, there are no infringements of any proprietary rights (including, without limitation, the Intellectual Property, the License Agreements and any inventions and know-how owned or licensed by the Borrower or its Subsidiaries) owned or licensed by the Borrower or its Subsidiaries which could reasonably be expected to have a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower taken individually or the Borrower and its Subsidiaries, taken as a whole. To the knowledge of the Credit Parties, the trademarks, service marks and trade names owned or licensed by the Borrower or its Subsidiaries are enforceable by such entities and all patents (if any) comprising the Intellectual Property are believed valid and enforceable by the Credit Parties. No consent of third parties will be required for the use of any Intellectual Property as a consequence of the consummation of the transactions contemplated hereby. To the knowledge of any Credit Party, (i) no claims are currently being asserted by any Person to the use of any of the Intellectual Property or challenging or questioning the validity or effectiveness of any License Agreement, and the use of the Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person and no suits or proceedings are pending or threatened against the Seller, the Borrower or any of their respective Subsidiaries with respect to the foregoing; and (ii) no claims are currently being asserted, and no conditions exist upon which such claims could be based, that the Borrower or any of its Subsidiaries is in default or is not in full compliance with any License Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF EACH GUARANTOR

        Each Guarantor represents and warrants for itself that:

        Section 5.1.    Existence and Power.     The applicable Guarantor is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        Section 5.2.    Corporate and Governmental Authorization; No Contravention.     The execution, delivery and performance by the applicable Guarantor of this Agreement and each other Credit Document to which it is a party is within the corporate or other powers of the applicable Guarantor, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, by-laws or other constitutional documents, as applicable, of the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the applicable Guarantor or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the applicable Guarantor or any of its Subsidiaries (other than Liens granted pursuant to the Credit Documents).

        Section 5.3.    Binding Effect.     This Agreement and each other Credit Document to which it is a party constitutes a valid and binding agreement of the applicable Guarantor enforceable in accordance with its terms.

        Section 5.4.    Financial Information.     (a) The consolidated balance sheets of the applicable Guarantor and its Consolidated Subsidiaries as of December 31, 2002, and the related unaudited consolidated statements of income, changes in common stockholders' equity and cash flows for the fiscal year then ended, a copy of which has been delivered to each of the Banks, fairly present in all material respects the consolidated financial position of the applicable Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

        (b)  Since December 31, 2002, there has been no material adverse change in the business, financial position, results of operations or prospects of the applicable Guarantor and its Consolidated Subsidiaries, considered as a whole.

        Section 5.5.    Litigation.     There is no action, suit or proceeding pending against, or to the knowledge of the applicable Guarantor threatened against or affecting, the applicable Guarantor or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the applicable Guarantor and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

        Section 5.6.    Compliance with ERISA.     To the best of the applicable Guarantor's knowledge after reasonable investigation: Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        Section 5.7.    Environmental Matters.     To the best of the applicable Guarantor's knowledge after reasonable investigation: Each of the applicable Guarantor and its Subsidiaries has obtained all material environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted. Each of such permits, licenses and authorizations is in full force and effect and each of the applicable Guarantor and its Subsidiaries is in material compliance with the terms and conditions thereof, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. In addition, no notice, notification, demand, request for information, citations, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the applicable Guarantor or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the applicable Guarantor or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Substance generated or handled by the applicable Guarantor or any of its Subsidiaries. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the applicable Guarantor or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the applicable Guarantor or any of its Subsidiaries which have not been made available to the Administrative Agent and the Banks.

        Section 5.8.    Taxes.     The applicable Guarantor and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the applicable Guarantor or any Subsidiary. The charges, accruals and reserves on the books of the applicable Guarantor and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the applicable Guarantor, adequate.

        Section 5.9.    Subsidiaries.     Each of the applicable Guarantor's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        Section 5.10.    Regulatory Restrictions on Borrowing.     The applicable Guarantor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, a

"holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

        Section 5.11.    Full Disclosure.     All information heretofore furnished by the applicable Guarantor to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the applicable Guarantor to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The applicable Guarantor has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the applicable Guarantor can now reasonably foresee), the business, operations or financial condition of the applicable Guarantor and its Consolidated Subsidiaries, taken as a whole, or the ability of the applicable Guarantor to perform its obligations under this Agreement.

ARTICLE 6

COVENANTS

        The Borrower and each Guarantor, as the case may be, agree that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

        Section 6.1.    Information.     The Borrower will deliver to each of the Banks:

          (a)  as soon as available and in any event within 90 days after the end of each (i) fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, and changes in common stockholders' equity, each for such fiscal year, and (ii) fiscal year of WFNNB, the consolidated balance sheet of WFNNB and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, and changes in common stockholders' equity, each for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and certified by Deloitte & Touche LLP or another independent public accounting firm of nationally recognized standing;

          (b)  as soon as available and in any event within 45 days after the end of each of (i) the first three fiscal quarters of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, and (ii) the first three fiscal quarters of WFNNB, the consolidated balance sheet of WFNNB and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of WFNNB's fiscal year ended at the end of such quarter, setting forth in each case, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's or WFNNB's, as appropriate, previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency by the treasurer or chief financial officer of the Borrower or WFNNB, as appropriate;

          (c)  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the treasurer or chief financial officer of the Borrower, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.11, 6.12, 6.13, 6.14 and 6.15 on the date of such financial statements, (ii) comparing such results to the comparable period of the prior fiscal year and the budgeted figures previously delivered for such period and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d)  so long as not contrary to the then recommendations of the Financial Accounting Standards Board, simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the accounting firm which reported on such statements as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;

          (e)  within 45 days after the beginning of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of consolidated income, consolidated cash flows, and consolidated balance sheets) prepared by the Borrower for each of the four quarters of such fiscal year, accompanied by a statement of the treasurer or chief financial officer of the Borrower to the effect that, to the best of such officer's knowledge, the budget is a reasonable estimate for the period covered thereby;

          (f)    within five days after any officer of any Credit Party obtains knowledge of any Default, if such Default is then continuing, a certificate of the treasurer or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower or such Credit Party is taking or proposes to take with respect thereto;

          (g)  promptly after the mailing thereof to the public shareholders of the Borrower, copies of all financial statements, reports and proxy statements so mailed;

          (h)  promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower or any other Credit Party shall have filed with the Securities and Exchange Commission;

          (i)    immediately upon discovery of the fact that any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan, Foreign Pension Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan, Foreign Pension Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower, the applicable Credit Party or the applicable member of the ERISA Group is required or proposes to take;

          (j)    to the extent permitted by applicable law, promptly upon the receipt or execution thereof, (i) notice by the Borrower or any Insured Subsidiary that (1) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan or restricts the payment of dividends by any Insured Subsidiary to the Borrower or (2) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into a memorandum or agreement with any such agency, including, without limitation, any agreement which restricts the payment of dividends by any Insured Subsidiary to the

  Borrower or otherwise imposes restrictions or requirements on it which are not generally applicable to banks or thrifts, and (ii) copies of any such plan, memorandum, or agreement, unless disclosure is prohibited by the terms thereof and, after the Borrower or such Insured Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan, memorandum, or agreement to the Bank;

          (k)  prompt notice if the Borrower, any Subsidiary or any other Credit Party shall receive any notification from any governmental authority alleging a violation of any applicable law or any inquiry which could reasonably be expected to have a material adverse effect on the Borrower and the other Credit Parties, taken as a whole;

          (l)    prompt notice of any Person becoming a Material Domestic Subsidiary;

          (m)  prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Credit Party to any Person other than the Borrower, any Subsidiary or any other Credit Party;

          (n)  prompt notice of any change in the senior management of the Borrower and any change in the business assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Credit Party which has had or could reasonably be expected to have a material adverse effect on the Borrower and the other Credit Parties, taken as a whole; and

          (o)  from time to time such additional information regarding the financial position or business of the Credit Parties and their Subsidiaries (including non-financial information and examination reports and supervisory letters to the extent permitted by applicable regulatory authorities) as the Administrative Agent, at the request of any Bank, may reasonably request.

        Section 6.2.    Payment of Obligations.     Each Credit Party will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

        Section 6.3.    Maintenance of Property; Insurance.     (a) Each Credit Party will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

        (b)  Each Credit Party will, and will cause each Subsidiary to, maintain (either in the name of the Borrower or in its own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

        Section 6.4.    Conduct of Business and Maintenance of Existence.     Each Credit Party will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by such Credit Party, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided, that nothing in this Section 6.4 shall prohibit (i) a merger or consolidation which is otherwise permitted by Section 6.7 or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

        Section 6.5.    Compliance with Laws.     Each Credit Party will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) to the extent that failure to comply therewith would not have a material adverse effect on (a) the property, business, operations, financial condition, prospects, liabilities or capitalization of the Borrower and the Credit Parties, taken as a whole, (b) the ability of any Credit Party to perform its obligations under any of the Credit Documents to which it is a party, (c) the validity or enforceability of any of the Credit Documents, (d) the rights and remedies of the Banks and the Administrative Agent under any of the Credit Documents or (e) the timely payment of the principal of or interest on the Loans or the payment obligations of the Credit Parties under the Credit Documents.

        Section 6.6.    Inspection of Property, Books and Records.     The Credit Parties will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank, at such Bank's expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

        Section 6.7.    Mergers and Sales of Assets.     The Credit Parties will not (x) consolidate or merge with or into any other Person or (y) sell, lease or otherwise transfer, directly or indirectly, any substantial part of the assets of any Credit Party and its Subsidiaries, taken as a whole, to any other Person; except that the following shall be permitted, but in the case of clauses (a), (c) and (d) below, only so long as no Default shall have occurred and be continuing both before and after giving effect thereto: (a) (i) any Credit Party may merge with or sell or otherwise transfer assets to the Borrower or any Guarantor, (ii) any Person may be merged with or into any Credit Party pursuant to an acquisition permitted by Section 6.21(b), provided that such Credit Party is the surviving corporation of such merger and (iii) any Credit Party (other than the Borrower) may be merged with or into any Person pursuant to an acquisition permitted by Section 6.21(b), provided that, if required by Section 6.25 the surviving entity becomes a Guarantor at the time of such merger pursuant to documentation reasonably acceptable to the Administrative Agent, (b) the sale or transfer of credit card receivables and related assets pursuant to Qualified Securitization Transactions, (c) assets sold and leased back in the normal course of the Borrower's business and (d) sales, leases and other transfers of assets in an aggregate amount which when combined with all such other transactions under this clause (d) during the then current fiscal year, represents the disposition of assets with an aggregate book value not greater than 5% of Consolidated Net Worth of the Borrower calculated as of the end of the immediately preceding fiscal year.

        Section 6.8.    Use of Proceeds.     The proceeds of the Loans made under this Agreement will be used by the Borrower to finance the general corporate and working capital needs of the Borrower and its Subsidiaries including, without limitation, the refinancing of existing indebtedness and the financing of Restricted Acquisitions. None of the proceeds of any Loan made hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

        Section 6.9.    Negative Pledge.     Neither a Credit Party nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a)  Liens pursuant to the Pledge Agreements;

          (b)  Liens existing on the Effective Date and listed on Schedule 6.9 hereto;

          (c)  any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

          (d)  any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches only to such asset acquired and attaches concurrently with or within 90 days after the acquisition thereof;

          (e)  any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into a Credit Party or its Subsidiary and not created in contemplation of such event, so long as such Lien does not attach to any other asset of such Credit Party or its Subsidiaries;

          (f)    any Lien existing on any asset prior to the acquisition thereof by a Credit Party or a Subsidiary and not created in contemplation of such acquisition;

          (g)  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the amount of such Debt is not increased and is not secured by any additional assets;

          (h)  Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $5,000,000 and (iii) do not in the aggregate materially detract from the value of the assets secured or materially impair the use thereof in the operation of such Credit Party or Subsidiary's business;

          (i)    Liens arising in connection with Qualified Securitization Transactions;

          (j)    Liens securing Debt permitted under Section 6.15(vi) hereof;

          (k)  Liens incurred or deposits or pledges made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, (ii) to secure the payment or performance of tenders, statutory or regulatory obligations, bids, leases, contracts (including contracts to provide customer care services, billing services, transaction processing services and other services), performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money), or (iii) to cover anticipated costs of future redemptions of awards under loyalty marketing programs; and

          (l)    Liens not otherwise permitted by the foregoing clauses of this Section 6.9 securing Debt in an aggregate principal or face amount at any date not to exceed 2% of Consolidated Net Worth of the Borrower.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof.

        Section 6.10.    End of Fiscal Years and Fiscal Quarters.     The Borrower shall cause its fiscal year, and shall cause each of its Subsidiaries' fiscal years, to end on December 31 and shall cause its and each of its Subsidiaries' fiscal quarters to coincide with calendar quarters.

        Section 6.11.    Maximum Total Capitalization Ratio.     The Borrower will not permit its Total Capitalization Ratio at any time to be more than 45%.

        Section 6.12.    Senior Leverage Ratio.     The Borrower shall not permit its Senior Leverage Ratio at any time to exceed 2.00 to 1.00.

        Section 6.13.    Interest Coverage Ratio.     The Borrower will not permit its Interest Coverage Ratio for any period of twelve consecutive fiscal months, as determined for such twelve month period ending on the last day of any fiscal month, to be less than 3.50:1.00.

        Section 6.14.    Delinquency Ratio.     The Borrower shall not permit the average of the Delinquency Ratios for WFNNB for the most recently ended three consecutive calendar months to exceed 4.5%.

        Section 6.15.    Debt Limitation.     The Borrower shall not, and shall not permit any of its Subsidiaries, whether now existing or created in the future, to create or retain any Debt other than (i) any Debt created or retained by the Borrower or such Subsidiary on or before the Effective Date, (ii) any Debt owed to the Borrower or a Subsidiary by the Borrower or a Subsidiary, provided that (A) all such loans shall be made in compliance with Section 6.21(a), and (B) all such loans from the Borrower to WFNNB or another Insured Subsidiary shall be made pursuant to and evidenced by the WFNNB Note or an Intercompany Note, as applicable, (iii) issuances by Insured Subsidiaries of certificates of deposit and other items to the extent no Default results therefrom pursuant to the other covenants contained in this Article 6, (iv) Permitted Subordinated Debt, (v) Debt incurred in connection with Qualified Securitization Transactions, (vi) obligations of the Borrower or its Subsidiaries as lessee in respect of leases of property which are capitalized in accordance with generally accepted accounting principles and shown on the balance sheet of the Borrower and its Subsidiaries and which in the aggregate do not at any one time exceed 10% of the Consolidated Net Worth of the Borrower at such time, (vii) loans and letter of credit reimbursement obligations outstanding from time to time under this Agreement, the Related Credit Agreement and the Canadian Credit Agreement in an aggregate principal amount not to exceed $450,000,000 (including the Dollar equivalent of Canadian dollar borrowings based on the exchange rate set forth in the Canadian Credit Agreement), (viii) Debt incurred by the Borrower and its Subsidiaries in the nature of a purchase price adjustment in connection with a permitted Restricted Acquisition, and (ix) other unsecured Debt of the Borrower and/or its Subsidiaries not to exceed $10,000,000 in the aggregate outstanding at any time.

        Section 6.16    Capitalization of Insured Subsidiaries.     The Borrower shall, at all times, cause all Insured Subsidiaries to be "well capitalized" within the meaning of 12 C.F.R. 208.43(b)(1) or any successor regulation and such Insured Subsidiaries at no time be reclassified by any relevant agency as anything other than "well capitalized."

        Section 6.17.    Restricted Payments; Required Dividends.     (a) Other than payments made in accordance with the terms of subsection (b) below, neither the Borrower nor any of its Subsidiaries will declare or make any Restricted Payment unless, after giving effect thereto, the aggregate of all Restricted Payments declared or made does not exceed the sum of (i) $10,000,000 plus (ii) 25% of the amount by which the Consolidated Net Income of the Borrower exceeds zero (or minus 100% of the amount by which the Consolidated Net Income of the Borrower is less than zero) for the period from April 1, 2003 through the end of the Borrower's then most recent fiscal quarter (treated for this purpose as a single accounting period).

        (b)  The Borrower shall cause each Domestic Subsidiary (to the extent permitted under any applicable law, rule or regulation, judgment, injunction, order or decree of any governmental authority) to take all such necessary corporate actions to declare cash dividends, payable to the shareholder of such Subsidiary, in an aggregate amount, if any, equal to all amounts that are then due and owing and remain outstanding after the date of payment therefor pursuant to the terms of this Agreement.

Notwithstanding the foregoing, if a Default or Event of Default exists, neither the Borrower nor any of its Subsidiaries shall make any Restricted Payments to any Person other than to the Borrower or any other Credit Party.

        Section 6.18.    Equity Ownership, Limitation on Creation of Subsidiaries.     Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; provided that (A) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as, in each case, (i) if such new Subsidiary is a Material Domestic Subsidiary or a Foreign Subsidiary, written notice of the establishment or creation thereof is given to the Administrative Agent promptly after such establishment or creation, (ii) all of the equity interest of such new Subsidiary (unless such Subsidiary is a Qualified Securitization Subsidiary or an Insured Subsidiary or a Subsidiary of a Qualified Securitization Subsidiary or an Insured Subsidiary) held by the Borrower or a Guarantor (but in no event in excess of 65% of the outstanding equity interest of a Foreign Subsidiary) is promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (iii) if required by Section 6.25, such new Subsidiary promptly executes a Guarantor Supplement to become a Guarantor pursuant to Article 10, and becomes a party to the Pledge Agreement (or similar documents satisfactory to the Administrative Agent) and (B) Subsidiaries may be acquired to the extent such acquisition does not give rise to a Default hereunder so long as (x) in each such case involving the acquisition of a Wholly-Owned Subsidiary, the actions specified in preceding clause (A) shall be taken, (y) in each such case involving the acquisition of a non-Wholly-Owned Subsidiary, the action specified in the preceding clause (A)(ii) shall be taken, and (z) the Borrower complies with Sections 6.1(1) and 6.21. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 3.1 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

        Section 6.19.    Change of Business.     The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Borrower and its Subsidiaries from that conducted on the Effective Date.

        Section 6.20.    Limitation on Issuance of Capital Stock.     (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or (ii) any common stock redeemable at the option of the holder thereof.

        (b)  The Borrower will not permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) to qualify directors to the extent required by applicable law and (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

        Section 6.21.    Investments; Restricted Acquisition.     (a) The Borrower shall not, and shall not permit any Subsidiary to hold, make or acquire any Investment in any Person other than:

          (i)    Investments by the Borrower or its Subsidiaries in Persons which are Guarantors;

          (ii)  Investments by the Borrower or its Subsidiaries in Persons which are Domestic Subsidiaries but not Guarantors; provided that, immediately after each such Investment is made, the aggregate amount of such Investments then outstanding (the amount of each such Investment being measured at the time such Investment was made) (and without duplication of amounts subsequently invested by the recipient thereof in another Domestic Subsidiary that is not a Guarantor) shall not exceed 5% of the Borrower's Consolidated Net Worth (measured at the time each such Investment is made) plus the amount invested on the Effective Date;

          (iii)  Investments by the Borrower or its Subsidiaries in Foreign Subsidiaries provided that, immediately after each such Investment is made, the aggregate amount of such Investments then outstanding (the amount of each such Investment being measured at the time such Investment was made) (and without duplication of amounts subsequently invested by the recipient thereof in another Foreign Subsidiary) shall not exceed 5% of the Borrower's Consolidated Net Worth (measured at the time each such Investment is made) plus the amount invested on the Effective Date;

          (iv)    Investments consistent with the investment policy attached hereto as Schedule II;

          (v)    Investments by Insured Subsidiaries as are necessary to comply with the provisions of the Community Reinvestment Act;

          (vi)    Investments consisting of credit card loans made by Insured Subsidiaries pursuant to the terms of any applicable credit card accounts owned by Insured Subsidiaries;

          (vii)   Restricted Acquisitions permitted under Section 6.21(b);

          (viii)  Investments made in connection with Qualified Securitization Transactions;

          (ix)    Investments in the form of loans to WFNNB provided that immediately after each such loan is made, the aggregate outstanding principal amount of all such loans shall not exceed $100,000,000;

          (x)    Investments in the form of loans to Insured Subsidiaries other than WFNNB provided that immediately after each such loan is made, the aggregate outstanding principal amount of all such loans shall not exceed $20,000,000; and

          (xi)    any Investment not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (xi) (measured at the time each such Investment is made) does not exceed 5% of Consolidated Net Worth of the Borrower.

        (b)  The Borrower and its Subsidiaries may make Restricted Acquisitions so long as:

          (i)    the Borrower and its Subsidiaries shall be in compliance with all provisions of this Agreement, including all financial covenants, both before and after giving effect thereto, with such financial covenants to be calculated on a pro forma basis as if such Restricted Acquisition had been consummated on the first day of the then most recently ended period of twelve consecutive fiscal months and giving effect to (x) the actual historical financial performance (including Consolidated Operating EBITDA) of such acquired entity and (y) identifiable cost savings associated with providing data processing services to such acquired entities as reasonably approved by the Administrative Agent;

          (ii)  the total consideration paid (including equity issued and Debt assumed) in connection with any Restricted Acquisition of a Person which as a result thereof does not become a Wholly-Owned Subsidiary of the Borrower when added to the total consideration paid (including equity issued and Debt assumed) in connection with each other Restricted Acquisition of a Person which as a result thereof did not become a Wholly-Owned Subsidiary of the Borrower consummated in the same fiscal year, shall not exceed 10% of the Borrower's Consolidated Net Worth calculated at the end of the immediately preceding fiscal year;

          (iii)  such Restricted Acquisition is not a Hostile Acquisition; and

          (iv)  the Borrower complies with Section 6.18.

        Section 6.22.    Consolidated Capital Expenditures.     The Borrower shall not, and shall not permit its Subsidiaries to make Consolidated Capital Expenditures in any fiscal year exceeding 30% of the Borrower's previous fiscal year's Consolidated Operating EBITDA.

        Section 6.23.    Limitation on Voluntary Payments and Modifications of Certain Indebtedness.     The Borrower will not, and will not permit any of its Subsidiaries to, (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or make any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person, money or securities before due for the purpose of paying when due) any Permitted Subordinated Debt or (ii) amend or modify, or permit the amendment or modification of, any provision of the agreements evidencing the Permitted Subordinated Debt in any way that would cause such Debt to no longer constitute Permitted Subordinated Debt. Notwithstanding any other provision of this Agreement and the other Credit Documents, the Borrower may prepay the WCAS Subordinated Note at any time.

        Section 6.24.    No Restrictions.     Except as provided herein, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Insured Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary's capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary or (d) transfer any of its property to the Borrower or any other Subsidiary, except encumbrances and restrictions of the types described below:

          (1)  encumbrances and restrictions contained in this Agreement and the other Credit Documents;

          (2)  customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders' agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements;

          (3)  encumbrances and restrictions required by law or by any regulatory authority having jurisdiction over such Insured Subsidiary or any of their businesses;

          (4)  customary restrictions in agreements governing Liens permitted under Section 6.9 provided that such restrictions relate solely to the property subject to such Lien;

          (5)  encumbrances and restrictions contained in any merger agreement or any agreement for the sale or other disposition of an asset, including, without limitation, the capital stock or other equity interest of a Subsidiary, provided, that such restriction is limited to the asset that is the subject of such agreement for sale or disposition and such disposition is made in compliance with Section 6.7;

          (6)  encumbrances and restrictions contained in contracts (other than relating to Debt) entered into in the ordinary course of business that do not, in the aggregate, detract from the value of the property or assets of the Borrower or any Subsidiary in any material manner (including, without limitation, non-assignment provisions in leases and licenses);

          (7)  encumbrances and restrictions contained in Permitted Subordinated Debt; and

          (8)  encumbrances and restrictions contained in any agreement or instrument, capital stock or other equity interest that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement, instrument or capital stock or equity interest described in clauses (1)-(8) of this Section, from time to time, in whole or in part, provided that the encumbrances or restrictions set forth therein are not more restrictive than those contained in the predecessor agreement, instrument or capital stock or other equity interest.

        Section 6.25.    Guarantors.     The Borrower will (a) cause each Material Domestic Subsidiary to execute this Agreement as a Guarantor (and from and after the Effective Date cause each Material Domestic Subsidiary to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within thirty (30) days after becoming a Material Domestic Subsidiary of the Borrower, an executed Guarantor Supplement to become a Guarantor hereunder (whereupon such Subsidiary shall become a "Guarantor" under this Agreement)), and (b) deliver and cause each such Subsidiary to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that upon the Borrower's written request of and certification to the Administrative Agent that a Subsidiary is no longer a Material Domestic Subsidiary, the Administrative Agent shall release such Subsidiary from its duties and obligations hereunder and under its Guarantor Supplement; provided, further, that if such Subsidiary subsequently qualifies as a Material Domestic Subsidiary, it shall be required to re-execute the Guarantor Supplement. Notwithstanding the foregoing, the provisions of this Section 6.25 shall not be applicable with respect to Insured Subsidiaries, Qualified Securitization Subsidiaries and Subsidiaries of Foreign Subsidiaries, Insured Subsidiaries and Qualified Securitization Subsidiaries.

ARTICLE 7

DEFAULTS

        Section 7.1.    Events of Default.     If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a)  the Borrower shall fail to pay when due any principal of any Loan or Unpaid Drawing or shall fail to pay within 3 Business Days from the date due any interest, any fees or any other amount payable hereunder;

          (b)  any Credit Party shall fail to observe or perform any covenant contained in Article 6 (other than those contained in Sections 6.1 through 6.3 inclusive, Section 6.5 or Section 6.6);

          (c)  any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement, or the Pledge Agreements, (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the applicable Credit Party by the Administrative Agent at the request of the Required Banks;

          (d)  any representation, warranty, certification or statement made by any Credit Party in any Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

          (e)  any Credit Party or any Subsidiary of any of them shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

          (f)    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of any Credit Party or any Subsidiary of a Credit Party or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

          (g)  any Credit Party or any Subsidiary of any of them shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or any Insured Subsidiary shall cease to be a federally insured depositary institution, or a cease and desist order which is material and adverse to the conduct of such Insured Subsidiary's business or assets shall be issued against the Borrower or any Subsidiary pursuant to applicable federal or state law applicable to banks or thrifts, or the Borrower or any Subsidiary shall enter into any commitment to maintain the capital of an insured depository institution in a required amount with any federal or state regulator or any such regulator shall require the Borrower or any Subsidiary to submit a capital maintenance or restoration plan;

          (h)  an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of any of them seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Credit Party or any Subsidiary of either of them under the federal bankruptcy laws as now or hereafter in effect;

          (i)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000;

          (j)    judgments or orders for the payment of money aggregating in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

          (k)  a Change of Control shall occur;

          (l)    any Credit Party shall assert any claim that the security interest in the Collateral granted by such Credit Party to the Collateral Agent pursuant to the Pledge Agreements is unenforceable, is other than first-priority or is otherwise invalid;

          (m)  any Guarantor shall revoke its guaranty provided for in Article 10 of this Agreement or assert that its guaranty provided for in Article 10 of this Agreement is unenforceable or otherwise invalid except as permitted hereunder;

          (n)  at any time, the Collateral is transferred in violation of the terms of either Pledge Agreement; and

          (o)  any License Agreement shall terminate or any arbitration or litigation shall be commenced seeking termination thereof (except that any litigation or arbitration commenced by a Person who is not a party to such License Agreement shall not result in an Event of Default hereunder unless such action is not stayed or dismissed within 60 days of the commencement thereof), or any party shall assert any termination thereof, or any party to any License Agreement shall default in any of its material obligations thereunder beyond the period of grace (if any) therein provided;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by Banks holding more than 50% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon and any commitment fee) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, notice of acceleration, notice of intent to accelerate, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that in the case of any of the Events of Default specified in clause 7.1(g) or 7.1(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon and any commitment fee) shall become immediately due and payable without presentment, demand, notice of acceleration, notice of intent to accelerate, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) if requested by the Required Banks (w) enforce, as Collateral Agent, any or all of the Liens and security interests created pursuant to the Pledge Agreements; (x) terminate any Letter of Credit which may be terminated in accordance with its terms; (y) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in clauses 7.1(g) and 7.1(h) in respect of the Borrower, it will pay) to the Collateral Agent at its Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (z) apply any cash collateral held pursuant to this Agreement to repay the Obligations.

        Section 7.2.    Notice of Default.     (a) The Borrower shall comply with Section 6.1(f).

        (b)  The Administrative Agent shall give notice to the Borrower as provided in Section 7.1(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof.

ARTICLE 8

THE AGENT

        Section 8.1.    Appointment and Authorization.     (a) Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

        Section 8.2.    Administrative Agent and Affiliates.     The Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

        Section 8.3.    Action by Administrative Agent.     The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 7.

        Section 8.4.    Consultation with Experts.     The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and/or any Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        Section 8.5.    Liability of Administrative Agent.     Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or, when expressly required hereby, such different number of Banks required to consent to or request such action or inaction) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

        Section 8.6.    Indemnification.     Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnities, gross negligence or willful misconduct) that such indemnities may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnities hereunder.

        Section 8.7.    Credit Decision.     Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

        Section 8.8.    Successor Administrative Agent.     The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, subject to the consent of the Borrower if no Event of Default exists (such consent not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, subject to the consent of the Borrower if no Event of Default exists (such consent not to be unreasonably withheld), which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring

Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

        Section 8.9.    Intercreditor Agreement and Pledge Agreements.     Each Bank authorizes the Administrative Agent to enter into each of the Intercreditor Agreement and the Pledge Agreements on behalf and for the benefit of such Bank and to take all actions contemplated by such documents, including, without limitation, all enforcement actions.

ARTICLE 9

CHANGE IN CIRCUMSTANCES

        Section 9.1.    Basis for Determining Interest Rate Inaccurate or Unfair.     If on, or prior to, the first day of any Interest Period for a Euro-Dollar Loan:

          (a)  the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to the Administrative Agent in the Euro-Dollar market for such Interest Period, or

          (b)  Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Should either of the events set forth in subclause (a) or (b) above occur, unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

        Section 9.2.    Illegality.     If, on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central Bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain and fund such

Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

        Section 9.3.    Increased Cost and Reduced Return.     (a) If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Loans, its Note or its obligation to make Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

        (b)  If any Bank shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

        (c)  Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

        Section 9.4.    Taxes.     (a) For the purposes of this Section 9.4, the following terms have the following meanings:

          "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower or the applicable Guarantor, as the case may be, pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, receipts, capital and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

          "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

        (b)  Any and all payments by the Borrower or the applicable Guarantor, as the case may be, to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided, that, if the Borrower or the applicable Guarantor, as the case may be, shall be required by law to deduct any Taxes or Other Taxes from any such payments (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the applicable Guarantor, as the case may be, shall make such deductions, (iii) the Borrower or the applicable Guarantor, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower or the applicable Guarantor, as the case may be, shall furnish to the Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

        (c)  The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

        (d)  Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8 BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

        (e)  For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 9.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 9.4(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

        (f)    If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

        Section 9.5.    Base Rate Loans Substituted for Affected Fixed Rate Loans.     If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 9.2 or (ii) any Bank has demanded compensation under Section 9.3 or 9.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

          (a)  all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks); and

          (b)  after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

        If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

        Section 9.6.    Limitations on Reimbursement.     (a) The Borrower shall not be required to pay to any Bank reimbursement with regard to any costs or expenses under Section 2.15, 2A.6 or Article 9 incurred more than 90 days prior to the date of the relevant Bank's demand therefor.

        (b)  None of the Banks shall be permitted to pass through to the Borrower charges and costs under Section 2.15 or 2A.6 or Article 9 on a discriminatory basis (i.e., which are not also passed through by such Bank to other customers of such Bank similarly situated where such customer is subject to documents providing for such pass through).

        (c)  If the obligation of any Bank to make a Eurodollar Loan has been suspended under Section 9.2 or 9.5 for more than three consecutive months, or any Bank has requested compensation under Section 2.15 or 9.3, then the Borrower, provided no Default exists, shall have the right, subject to the Administrative Agent's prior written consent (such consent not to be unreasonably withheld) and in accordance with Section 11.6(c), to substitute a financial institution for such Bank. Such substitution shall result in such financial institution acquiring such Bank's rights, duties and obligations hereunder and assuming such Bank's Commitment hereunder. Upon such acquisition and assumption, the obligations of the Bank subject thereto shall be discharged, such Bank's Commitment shall be reduced to zero, and such Bank shall cease to be obligated to make further Loans.

ARTICLE 10

PERFORMANCE AND PAYMENT GUARANTY

        Section 10.1.    Unconditional and Irrevocable Guaranty.     (a) The Guarantors hereby jointly and severally, unconditionally and irrevocably undertake and agree with and for the benefit of the Administrative Agent and the Banks and each of their respective permitted assignees (collectively, the "Beneficiaries") to cause the due payment, performance and observance by the Borrower and its assigns of all of the Obligations, terms, covenants, conditions, agreements and undertakings on the part of the Borrower, to be paid, performed or observed under any Credit Document in accordance with the terms thereof including, without limitation, any agreement of the Borrower to pay any amounts due with respect to the Loans, under this Agreement or any other amounts due and owing under any Credit Document (all such Obligations, terms, covenants, conditions, agreements and undertakings on the part of the Borrower to be paid, performed or observed by the Borrower being collectively called the "Guaranteed Obligations"). In the event that the Borrower shall fail in any manner whatsoever to pay, perform or observe any of the Guaranteed Obligations when the same shall be required to be paid, performed or observed under such Credit Document (after giving effect to any cure period), then each of the Guarantors will itself jointly and severally duly pay, perform or observe, or cause to be duly paid, performed or observed, such Guaranteed Obligation, and it shall not be a condition to the accrual of the obligation of any Guarantor hereunder to pay, perform or observe any Guaranteed Obligation (or to cause the same to be paid, performed or observed) that the Administrative Agent, the Banks or any of their permitted assignees shall have first made any request of or demand upon or given any notice to any Guarantor or to the Borrower or its successors or assigns, or have instituted any action or proceeding against any Guarantor or the Borrower or its successors or assigns in respect thereof. Notwithstanding anything to the contrary contained in this Section 10.1 the obligations of the respective Guarantors hereunder in respect of the Borrower are expressly limited to the Guaranteed Obligations.

        (b)    Irrevocability.    The Guarantors each agree that its obligations under this Agreement shall be joint and several and irrevocable. In the event that under applicable law (notwithstanding the Guarantors' agreement regarding the joint and several and irrevocable nature of its obligations hereunder) any Guarantor shall have the right to revoke its guaranty under this Agreement, this Agreement shall continue in full force and effect as to such Guarantor until a written revocation hereof specifically referring hereto, signed by such Guarantor, is actually received by the Administrative Agent, delivered as provided in Section 11.1 hereof. Any such revocation shall not affect the right of the Administrative Agent or any other Beneficiary to enforce their respective rights under this Agreement with respect to (i) any Guaranteed Obligation (including any Guaranteed Obligation that is contingent or unmatured) which arose on or prior to the date the aforementioned revocation was received by the Administrative Agent, (ii) any Collateral in which a security interest was acquired by the Administrative Agent or its permitted assignees on or prior to the date the aforementioned revocation was received by the Administrative Agent or (iii) any other Guarantor. If the Administrative Agent, or its permitted assignees takes any action in reliance on this Agreement after any such revocation by a Guarantor but prior to the receipt by the Administrative Agent of said written notice, the rights of the Administrative Agent, any other Beneficiary or such permitted assignee with respect thereto shall be the same as if such revocation had not occurred.

        Section 10.2.    Enforcement.     The Administrative Agent and its permitted assignees may proceed to enforce the obligations of the Guarantors under this Agreement without first pursuing or exhausting any right or remedy which the Administrative Agent or its permitted assignees may have against the Borrower, any other Person or the collateral under the Credit Documents.

        Section 10.3.    Obligations Absolute.     To the extent permitted by law, the applicable Guarantor will perform its obligations under this Agreement regardless of any law now or hereafter in effect in any jurisdiction affecting any of the terms of this Agreement or any document delivered in connection with this Agreement or the rights of the Administrative Agent or its permitted assignees with respect thereto. The obligations of each Guarantor under this Agreement shall be absolute and unconditional irrespective of:

          (a)  any lack of validity or enforceability or the discharge or disaffirmance (by any Person, including a trustee in bankruptcy) of the Guaranteed Obligations, the Loans, any Credit Document or any Collateral or any document, or any other agreement or instrument relating thereto;

          (b)  any exchange, release or non-perfection of any Collateral or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (c)  any failure to obtain any authorization or approval from or other action by, or to notify or file with, any governmental authority or regulatory body required in connection with the performance of such obligations by the Borrower or any Guarantor; or

          (d)  any impossibility or impracticality of performance, illegality, force majeure, any act of any government or any other circumstance which might constitute a legal or equitable defense available to, or a discharge of, the Borrower or any Guarantor, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 10.3.

Each Guarantor further agrees that its obligations under this Agreement shall not be limited by any valuation or estimation made in connection with any proceedings involving the Borrower or any Guarantor filed under the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), whether pursuant to Section 502 of the Bankruptcy Code or any other Section thereof. Each Guarantor further agrees that the Administrative Agent shall be under no obligation to marshall any assets in favor of or against or in payment of any or all of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent that a payment or payments are made by or on behalf of the Borrower to the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, the estate, trustee, receiver or any other party relating to the Borrower, including, without limitation, any Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause then, to the extent of such payment or repayment, the Guaranteed Obligations or part thereof which had been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. The obligations of any Guarantor under this Agreement shall not be discharged except by performance as provided herein.

        Section 10.4.    Waiver.     Each Guarantor hereby waives promptness, diligence, notice of acceleration, notice of intent to accelerate, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and any Credit Document and any requirement that the Administrative Agent or its permitted assignees exhaust any right or take any action against the Borrower, any other Person or any collateral under the Credit Documents.

        Section 10.5.    Subrogation.     No Guarantor will exercise or assert any rights which it may acquire by way of subrogation under this Agreement unless and until all of the Guaranteed Obligations shall have been paid and performed in full. If any payment shall be made to any Guarantor on account of any subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid and performed in full each and every amount so paid will be held in trust for the benefit of the Beneficiaries and forthwith be paid to the appropriate Beneficiary in accordance with this Agreement and the appropriate Credit Document, to be credited and applied to the Guaranteed Obligations to the extent then unsatisfied, in accordance with the terms of this Agreement or any document delivered in connection with this Agreement, as the case may be. In the event (i) the Guarantors shall have satisfied any of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations shall have been paid and performed in full, the Administrative Agent will, at the Guarantors' request and expense, execute and deliver to the Guarantors appropriate documents, without recourse and without representation or warranty of any kind, necessary to evidence or confirm the transfer by way of subrogation to the Guarantors of the rights of the Beneficiaries or any permitted assignee, as the case may be, with respect to the Guaranteed Obligations to which the Guarantors shall have become entitled by way of subrogation, and thereafter the Beneficiaries and their respective permitted assignees shall have no responsibility to the Guarantors or any other person with respect thereof.

        Section 10.6.    Survival.     All covenants made by the Guarantors herein shall be considered to have been relied upon by the Administrative Agent and the Banks and shall survive regardless of any investigation made by the Administrative Agent or any Bank or on the Administrative Agent's behalf.

        Section 10.7.    Guarantors' Consent to Assigns.     Each Bank may assign or participate out all or any portion of its Commitment or the Loans in accordance with Section 11.6 of this Agreement, and each Guarantor agrees to recognize any such Assignee or participant as a successor and assignee of such Bank hereunder, with all rights of such Bank hereunder.

        Section 10.8.    Continuing Agreement.     Article 10 under this Agreement is a continuing agreement and shall remain in full force and effect until all of the Borrower's Obligations have been satisfied in full.

ARTICLE 11

MISCELLANEOUS

        Section 11.1.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of a Credit Party or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Bank, at its address or facsimile number set forth on the signature pages hereof or (c) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 9 shall not be effective until received.

        Section 11.2.    No Waivers.     No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 11.3.    Expenses; Indemnification.     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

        (b)  The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction or (ii) for any loss asserted by another Indemnitee.

        Section 11.4.    Sharing of Set-Offs.     Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks in accordance with their Percentages; provided, that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

        Section 11.5.    Amendment or Waiver, etc.     Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (with Obligations being directly affected in the case of following clauses (i) and (ii)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate of interest or fees or extend the time of payment of interest or fees, or reduce the principal amount thereof (except to the extent repaid in cash) (provided that any amendment or modification to the financial definitions in this Agreement or to Section 2.14 shall not constitute a reduction in the rate of interest or any fees for purposes of this clause (i)), (ii) release all or substantially all of the Collateral, (iii) release a Guarantor from its Guaranty of the Obligations of the Borrower (except in connection with the sale of a Subsidiary which is a Guarantor in accordance with the terms of this Agreement or as otherwise provided in Section 6.25), (iv) amend, modify or waive any provision of this Section 11.5, (v) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Commitments are included on the Effective Date), (vi) amend or modify any provision of Section 11.6 to add any additional consent requirements necessary to effect any assignment or participation thereunder or (vii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (v) without the consent of each Letter of Credit Issuer amend, modify or waive any provision of Article 2A or alter its rights or obligations with respect to Letters of Credit, (w) without the consent of the Swing Lender amend, modify or waive any provision of Section 2.1(b) through (f) or alter its rights or obligations with respect to Swing Loans, (x) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or of a mandatory reduction in the Total Commitments shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase of the Commitment of such Bank), (y) without the consent of the Administrative Agent, amend, modify or waive any provision of Article 8 or any other provision as the same relates to the rights or obligations of the Administrative Agent, or (z) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

        Section 11.6.    Successors and Assigns.     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of their respective rights under this Agreement without the prior written consent of all Banks.

        (b)  Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Pledge Agreements (except as expressly provided in the Credit Documents). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 9 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

        (c)  Any Bank (or any Bank together with one or more other Banks) may (A) assign all or a portion of its Commitments and related outstanding Obligations hereunder to (i) its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company, (ii) to one or more Banks or (iii) in the case of a Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Bank or by an Affiliate of such investment advisor or (B) assign all, or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that, (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks, (ii) upon the surrender of the relevant Notes by the assigning Bank (or, upon such assigning Bank's indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 2.4 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of the Administrative Agent, each Letter of Credit Issuer and the Swing Lender shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (B) above (which consent shall not be unreasonably withheld or delayed), (iv) so long as no Default or Event of Default exists, the consent of the Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (B) above (which consent shall not be unreasonably withheld or delayed), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500, which fee shall not be subject to reimbursement from the Borrower and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent. To the extent of any assignment pursuant to this Section 11.6(c), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 11.6(c) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service forms described in Section 9.4(d).

        (d)  Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

        (e)  Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof relating to claims, if any, under this Agreement. In addition, notwithstanding anything to the contrary contained in this subsection (e), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

        (f)    No assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 9.3 or 9.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower's prior written consent or (ii) by reason of the provisions of Section 9.2, 9.3 or 9.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

        Section 11.7.    Collateral.     Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

        Section 11.8.    Governing Law; Submission to Jurisdiction.     THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Borrower hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        Section 11.9.    Counterparts; Integration; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party) and each of the other conditions specified in Section 3.1 have been satisfied.

        Section 11.10.    Waiver of Jury Trial.     EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 11.11.    Limitation on Interest.     It is the intention of the parties hereto to comply with all applicable usury laws, whether now existing or hereafter enacted. Accordingly, notwithstanding any provision to the contrary in this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks, in no contingency or event whatsoever, whether by acceleration of the maturity of indebtedness of the Borrower to the Banks or otherwise, shall the interest contracted for, charged or received by any Bank exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances any Bank shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks or otherwise an amount that would exceed the highest lawful amount, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing in connection with this Agreement or on account of any other indebtedness of the Borrower to the Banks, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal owing in connection with this Agreement and such other indebtedness, such excess shall be refunded to the Borrower. In determining whether or not the interest paid or payable with respect to indebtedness of the Borrower to the Banks, under any specific contingency, exceeds the maximum nonusurious rate permitted under applicable law, the Borrower and the Banks shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower's Obligations is calculated at the maximum rate permissible under applicable law rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the maximum rate permissible under applicable law, the rate of interest payable on the Borrower's Obligations shall remain at the maximum rate permissible under applicable law until the Banks have received the amount of interest which such Banks would have received during such period on the Borrower's Obligations had the rate of interest not been limited to the maximum rate permissible under applicable law during such period. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Agreement and the other Credit Documents.

[SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIANCE DATA SYSTEMS CORPORATION, as Borrower
By	/s/ Robert P. Armiak
	Name	Robert P. Armiak, CCM
	Title	Senior Vice President, Treasurer
	Address:	800 Tech Center Drive Gahanna, OH 43230
	Attention:	Treasurer
	Telephone:	(614) 729-4701
	Facsimile:	(614) 729-4899
With a copy to:
	Address:	17655 Waterview Parkway Dallas, TX 75252
	Attention:	General Counsel
	Telephone:	(972) 348-5677
	Facsimile:	(972) 348-5150
ADS ALLIANCE DATA SYSTEMS, INC., as a Guarantor
By	/s/ Robert P. Armiak
	Name	Robert P. Armiak, CCM
	Title	Senior Vice President, Treasurer
	Address:	800 Tech Center Drive Gahanna, OH 43230
	Attention:	Treasurer
	Telephone:	(614) 729-4701
	Facsimile:	(614) 729-4899
With a copy to:
	Address:	17655 Waterview Parkway Dallas, TX 75252
	Attention:	General Counsel
	Telephone:	(972) 348-5677
	Facsimile:	(972) 348-5150

HARRIS TRUST AND SAVINGS BANK, as Administrative Agent
By	/s/ Thad D. Rasche
	Name	Thad D. Rasche
	Title	Vice President
	Address:	111 West Monroe Street Chicago, IL 60603
	Attention:	Thad Rasche
	Telephone:	(312) 461-5739
	Facsimile:	(312) 461-5225

SUNTRUST BANK
By /s/ BRIAN K. PETERS Name Brian K. Peters Title Managing Director
Address:	303 Peachtree St. N.E. 3rd Floor Mail Code 1921 Atlanta, GA 30308
Attention: Brian Peters Telephone: (404) 827-6118 Facsimile: (404) 588-8833

BANK ONE, NA, (Main Office Chicago)
By /s/ MARK WASDEN Name Mark Wasden Title Director
Address:	1 Bank One Plaza IL1 0085 Chicago, IL 60670
Attention: Mark Wasden Telephone: (312) 336-2989 Facsimile: (312) 732-6222

WACHOVIA BANK, N.A.
By /s/ ANNE L. SAYLES Name Anne L. Sayles Title Director
Address:	191 Peachtree Street Mail Code: GA8050 Atlanta, GA 30303
Attention: Anne Sayles Telephone: (404) 332-4088 Facsimile: (404) 332-4048

JPMORGAN CHASE BANK
By /s/ MICHAEL J. LISTER Name Michael J. Lister, Vice President Title JP Morgan Chase Bank
Address:	2200 Ross Avenue 3rd Floor Dallas, TX 75201
Attention: Mike Lister Telephone: (214) 965-2891 Facsimile: (214) 965-2044

HUNTINGTON NATIONAL BANK
By /s/ NANCY J. CRACOLICE Name Nancy J. Cracolice Title Vice President
Address:	41 South High Street HC0810 Columbus, OH 43215
Attention: Nancy Cracolice Telephone: (614) 480-4401 Facsimile: (614) 480-5791

BEAR STERNS CORPORATE LENDING INC.
By /s/ KEITH C. BARNISH Name Keith C. Barnish Title Executive Vice President
Address:	383 Madison Avenue 8th Floor New York, NY 10179
Attention: Victor F. Bulzaochelli Telephone: (212) 272-3042 Facsimile: (212) 272-9184

CREDIT SUISSE FIRST BOSTON Cayman Island Branch
By /s/ GUY M. BARON CHRISTOPHER LALLY Name Guy M. Baron Christopher Lally Title Associate Vice President
Address:	Eleven Madison Avenue 5th Floor New York NY 10010
Attention: Guy Baron Telephone: (212) 325-7315 Facsimile: (646) 935-7837

U.S. BANK N.A.
By /s/ JOSEPH L. SOOTER, JR. Name Joseph L. Sooter, Jr. Title Vice President
Address:	One US Bank Plaza SL-MDST12M St. Louis, MO 63101
Attention: Joseph Sooter Telephone: (314) 418-2462 Facsimile: (314) 418-3859

UNION BANK OF CALIFORNIA, N.A.
By /s/ MARC SCHAEFER Name Marc Schaefer Title Vice President
Address:	445 South Figueroa Street 18th Floor Los Angeles, CA 90071
Attention: Jeremy Weinman Telephone: (213) 236-7737 Facsimile: (213) 236-7814

FIFTH THIRD BANK
By /s/ JOHN K. BEARDSLEE Name John K. Beardslee Title Vice President
Address:	21 East State Street Columbus, OH 43215
Attention: John Beardslee Telephone: (614) 223-3982 Facsimile: (614) 341-2606

BARCLAYS BANK PLC
By /s/ ALISON A. MCGUIGAN Name Alison A. McGuigan Title Associate Director
Address:	200 Park Avenue New York, NY 10166
Attention: Alison McGuigan Telephone: (212) 412-7672 Facsimile: (212) 412-5610

SCHEDULE I

COMMITMENTS

BANK	AMOUNT
Harris Trust and Savings Bank	$5,000,000
SunTrust Bank	$25,000,000
Bank One, N.A.	$5,000,000
Wachovia Bank, N.A.	$5,000,000
JPMorgan Chase Bank	$5,000,000
Huntington National Bank	$15,000,000
Barclays Bank PLC	$15,000,000
Fifth Third Bank	$15,000,000
Credit Suisse First Boston	$20,000,000
Union Bank of California, N.A.	$10,000,000
Bear Sterns Corporate Lending, Inc.	$20,000,000
U.S. Bank, N.A.	$10,000,000
TOTAL	$150,000,000

SCHEDULE II

ALLIANCE DATA SYSTEMS CORPORATION

INVESTMENT POLICY

STATEMENT OF PURPOSE

        The purpose of this policy is to institute proper guidelines for the ongoing management of the cash investments of Alliance Data Systems Corp. and its subsidiaries.

INVESTMENT OBJECTIVES

        The assets are to be invested in a manner, which preserves capital, provides adequate liquidity, maintains appropriate diversification and generates returns relative to these guidelines and prevailing market conditions. The intent is that all of the investments shall be held to maturity.

RESPONSIBILITIES

        A.    It is the responsibility of the Board of Directors of the Company to adopt the Investment Policy.

        B.    It is the responsibility of the Treasurer or the Chief Financial Officer to implement the Investment Policy of the Company including the direction of purchases and sales of securities.

        C.    The approval of either the Treasurer or the Chief Financial Officer shall be required to transfer Company funds to Company banks or investment accounts.

        D.    The Treasurer and Chief Financial Officer may employ the services of a Bank or a Registered Investment Advisor to direct a portion or all of the investment activities of the Company consistent with the guidelines set forth in the Investment Policy. The firms selected must maintain a net worth of at least $1 billion.

        E.    The Treasurer and Chief Financial Officer will monitor ongoing investment activities to insure that proper liquidity is being maintained and that the investment strategy is consistent with the Company objectives.

        F.    The Treasurer or the Chief Financial Officer will report to the Board of Directors quarterly concerning the investment performance during the most recent quarter.

ALLIANCE DATA SYSTEMS CORPORATION AND SUBSIDIARIES

INVESTMENT GUIDELINES

        A.    Appropriate Investments

          1.    Direct obligations of the U.S. or Canadian Treasury including Treasury Bills, Notes and Bonds. Canadian Government Debt must be rated A or better.

          2.    Federal Agency Securities which carry the direct or implied guarantee of the U.S. Government including Government National Mortgage Association, Federal Home Loan Bank, Federal Farm Credit Bank, Federal National Mortgage Association, Student Loan Marketing Association, and World Bank. Investments can include Notes, Discount Notes, Medium Term Notes and Floating Rate Notes.

          3.    Certificates of Deposit, Guaranteed Investment Contracts, Banker's Acceptance and Time Deposits including Eurodollar denominated and Yankee issues. Investments will be limited to those institutions with total assets in excess of $1 billion and which carry a short term rating of "A2" or "P2" or "F2" or better, or a Keefe Bruyette and Woods rating of at least "A" or better.

          4.    Corporate Securities (including commercial paper or loan participations) and corporate debt instruments (including medium term notes and floating rate notes) issued by Canadian or U.S. corporations and carry a minimum long term rating of "A" or short term rating of "A2" or "P2" or "F2" or "R1 (L)" or better.

          5.    Tax Exempt Securities including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated A2 or P2 or F2 or better; Municipal Notes rated SP-2/MIG-2/VMIG-2 or better, or a long term rating of "A" or better.

          6.    Auction rate preferred stock or bonds issued with a rate reset mechanism and a maximum term of 180 days. Investment will be limited to those issuers who have a minimum long term rating of "A" or short term rating of "A2" or "P2" or "F2" or "R1 (L)" or better.

          7.    Money market mutual funds, which offer daily purchase and redemption and maintain a constant share price (no equities allowed).

          8.    Repurchase Agreements. The underlying collateral (of at least 102%) shall consist of US Government obligations and/or government agency securities. Investments in repurchase agreements may not exceed 3 days.

        B.    Investment Concentration Limits

          1.    Investments rated AAA (long term) or A1 (short term) or equivalent—no limit.

          2.    Investments rated AA or equivalent—not to exceed 70% of total portfolio.

          3      Investments rated A (long term) or A2 (short term) or equivalent—not to exceed 30% of total portfolio.

          4.    Bank or Insurance Company obligations—not to exceed 50% of total portfolio.

          5.    Money Market Mutual Funds—no limit.

          6.    Repurchase Agreements—30% of total portfolio.

          7.    No individual investment shall be in excess of $10 million USD (or equivalent).

MATURITY LIMITS

        1.    No investments may exceed 5 years to maturity.

        2.    Commercial Paper/Loan Participations/Master Notes may not exceed 180 days.

        3.    A minimum of 30% of the portfolio must have a maturity of 1 year or less.

SAFEKEEPING

        All securities firms with whom the Company does business must be qualified to safekeep securities on the Company's behalf at no charge. The CFO or Treasurer will authorize these firms to hold securities.

WAIVERS

        In certain circumstances the appropriate investment criteria and portfolio concentration limits may be temporarily waived by the Chief Financial Officer for a period not to exceed four (4) weeks. Any waivers granted during a fiscal year will be reported to the ADS Board of Directors annually.

2

INVESTMENT POLICY REVIEW

        This policy will be reviewed annually by the CFO and Treasurer to ensure that it remains consistent with the financial objectives of the Company and current market conditions.

3

APPENDIX I

PRICING SCHEDULE

        "Euro-Dollar Margin" means, (i) for any day during the period from the Effective Date through but excluding the first Start Date (as defined below) to occur on or about June 30, 2003, 1.50% per annum and (ii) from and after the first day of any fiscal quarter of the Borrower beginning on or about June 30, 2003 (the "Start Date") to and including the last day of such fiscal quarter, the applicable percentage per annum set forth below in the appropriate row under the column corresponding to the Borrower's Senior Leverage Ratio as calculated for the last day of the fiscal quarter of the Borrower ended immediately prior to such Start Date; provided that at all times during which financial statements have not been delivered when required pursuant to Section 6.1(a) or (b), as the case may be, the Euro-Dollar Margin shall be as set forth below under the column heading "Level III."

        "Base Rate Margin" means 0%.

        "Swing Margin" means 0%.

        "Applicable Commitment Fee Percentage" means, (i) for any day during the period from the Effective Date through but excluding the first Start Date (as defined below) to occur on or about June 30, 2003, .30% per annum and (ii) from and after the first day of any fiscal quarter of the Borrower beginning on or about June 30, 2003 (the "Start Date") to and including the last day of such fiscal quarter, the applicable percentage per annum set forth below in the appropriate row under the column corresponding to the Borrower's Senior Leverage Ratio as calculated for the last day of the fiscal quarter of the Borrower ended immediately prior to such Start Date; provided that at all times during which financial statements have not been delivered when required pursuant to Section 6.1(a) or (b), as the case may be, the Applicable Commitment Fee Percentage shall be as set forth below under the column heading "Level III".

Status	Level I	Level II	Level III
Senior Leverage Ratio	<1.00	≥1.00<1.50	≥1.50
Euro-Dollar Margin	1.00%	1.25%	1.50%
Applicable Commitment Fee Percentage	.10%	.20%	.30%

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Date:                        ,

        Reference is made to the Credit Agreement (3-Year) described in Item 2 of Annex I attached hereto (as such Credit Agreement (3-Year) may hereafter be amended, modified or supplemented from time to time, the "Credit Agreement"). Unless defined in Annex I attached hereto, terms defined in the Credit Agreement are used herein as therein defined.                        (the "Assignor") and                        (the "Assignee") hereby agree as follows:

          1.    The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I attached hereto (the "Assigned Share") of all of Assignor's outstanding rights and obligations under the Credit Agreement indicated in Item 4 of such Annex I, including, without limitation, in the case of any assignment of all or any portion of the Assignor's outstanding Commitment, all rights and obligations with respect to the Assigned Share of such Commitment and of the Loans related thereto.

          2.    The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their obligations under the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto.

          3.    The Assignee (i) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment and Assumption Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto[;] [and] (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank[; and (vi) to the extent legally entitled to do so, attaches the forms described in Section 9.4(d) of the Credit Agreement.](1)

(1)
If the Assignee is organized under the laws of a jurisdiction outside the United States.

          4.    Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor, the Assignee and the consent hereof by the Administrative Agent (and if required by the terms of the Credit Agreement, the consent of the Borrower, which consents will not be unreasonably withheld), the recordation by the Administrative Agent of the assignment effected hereby in the Register and the receipt by the Administrative Agent of the applicable assignment fee referred to in Section 11.6(c) of the Credit Agreement, unless otherwise specified in Item 5 of Annex I attached hereto (the "Settlement Date").

          5.    Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment or Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment or Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

          6.    It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (x) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I attached hereto, and (y) all commitment fees (if applicable) on the Assigned Share of the Commitment, at the rates specified in Item 7 of Annex I attached hereto, which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, commitment fees to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made by the Borrower on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date, net of any closing costs, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves.

          7.    This Assignment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

* * *

A-2

        In Witness Whereof, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[Name of Assignor], as Assignor
By
Title
[Name of Assignee], as Assignee
By
Title
Acknowledged and Agreed:
HARRIS TRUST AND SAVINGS BANK, as Administrative Agent
By
Title
Acknowledged and Agreed:
ALLIANCE DATA SYSTEMS CORPORATION
By
Title

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ANNEX I

ANNEX FOR ASSIGNMENT AGREEMENT

1.	The Borrower:	Alliance Data Systems Corporation
2.	Name and Date of Credit Agreement:
Credit Agreement (3-Year), dated as of April 10, 2003, among the Borrowers, the Guarantors from time to time party thereto, the Banks from time to time party thereto and Harris Trust and Savings Bank, as Administrative Agent and Letter of Credit Issuer
3.	Date of Assignment Agreement:	,
4.	Amounts (as of date of item #3 above):
5.	Settlement Date:	,
6.	Rate of Interest to the Assignee:	As set forth in Section 2.6 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(2)

(2)	The Borrower and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 2.6 of the Credit Agreement, with the Assignor and Assignee effecting any agreed upon sharing of interest through payments by the Assignee to the Assignor.
7.	Commitment Fees	As set forth in Section 2.7(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(3)

(3)	The Borrower and the Administrative Agent shall direct the entire amount of the commitment fees to the Assignee at the rate set forth in Section 2.7(a) of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of fees through payment by the Assignee to the Assignor.
8.	Notices:	Assignor:

Attention:
Telephone No.:
Facsimile No.:

Assignee:

Attention:
Telephone No.:
Facsimile No.:
9.	Payment Instructions:	Assignor:

ABA No.:
Account No.:
Reference:
Attention:
Assignee:

ABA No.:
Account No.:
Reference:
Attention:

2

EXHIBIT B-1

REVOLVING NOTE

        Chicago, Illinois
                        , 2003

        For value received, Alliance Data Systems Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of [Name of Bank] (the "Bank"), the unpaid principal amount of each Revolving Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Revolving Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Harris Trust and Savings Bank (the "Administrative Agent") at 111 West Monroe Street, Chicago, Illinois (or, at such other office as the Administrative Agent has previously notified the Borrower in accordance with Article 2 of the Credit Agreement).

        All Revolving Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Revolving Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

        This note is one of the Revolving Notes referred to in the Credit Agreement (3-Year) dated as of April 10, 2003, among Alliance Data Systems Corporation, the Guarantors from time to time party thereto, the Banks from time to time party thereto and Harris Trust and Savings Bank, as Administrative Agent and Letter of Credit Issuer (as the same may be amended, restated or supplemented from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

ALLIANCE DATA SYSTEMS CORPORATION
By
Name
Title

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made By

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EXHIBIT B-2

SWING NOTE

        Chicago, Illinois
                        , 2003

        For value received, Alliance Data Systems Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of [Name of Bank] (the "Bank"), the unpaid principal amount of each Swing Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Swing Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Harris Trust and Savings Bank (the "Administrative Agent") at 111 West Monroe Street, Chicago, Illinois (or at such other office as the Administrative Agent has previously notified the Borrower in accordance with Article 2 of the Credit Agreement).

        All Swing Loans made by the Bank and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Swing Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

        This note is one of the Swing Notes referred to in the Credit Agreement (3-Year) dated as of April 10, 2003, among Alliance Data Systems Corporation, the Guarantors from time to time party thereto, the Banks from time to time party thereto and Harris Trust and Savings Bank, as Administrative Agent and Letter of Credit Issuer (as the same may be amended, restated or supplemented from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

ALLIANCE DATA SYSTEMS CORPORATION
By
Name
Title

LOANS AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF LOAN	AMOUNT OF PRINCIPAL REPAID	NOTATION MADE BY

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EXHIBIT C

FORM OF GUARANTOR SUPPLEMENT

                                    ,

Harris Trust and Savings Bank, as Administrative Agent for the Banks party to the Credit Agreement (3-Year) dated as of April 10, 2003 among Alliance Data Systems Corporation, the Guarantors from time to time party thereto, the Banks from time to time party thereto and Harris Trust and Savings Bank, as Administrative Agent and Letter of Credit Issuer (as the same may be amended, restated or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

        Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

        The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation] corporation, hereby acknowledges that it is a "Guarantor" for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Article 5 of the Credit Agreement are true and correct as to the undersigned as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

        Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Article 10 thereof, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.

        This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,
[NAME OF SUBSIDIARY GUARANTOR]
By
Name
Title

EXHIBIT D

COMMITMENT AMOUNT INCREASE REQUEST

                    ,

Harris Trust and Saving Bank,
    as Administrative Agent
111 West Monroe Street
Chicago, Illinois 60603

Attention: Agency Services

Re:	Credit Agreement (3-Year) dated as of April 10, 2003 among Alliance Data Systems Corporation, the Guarantors from time to time party thereto, the Banks from time to time party thereto and Harris Trust and Savings Bank, as Administrative Agent and Letter of Credit Issuer (as the same may be amended, restated or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

        In accordance with the Credit Agreement, the Borrower on behalf of the Borrower and Guarantors hereby requests that the Administrative Agent, each Letter of Credit Issuer and the Swing Lender consent to an increase in the aggregate Commitments (the "Commitment Amount Increase"), in accordance with Section 2.16 of the Credit Agreement, to be effected by [an increase in the Commitment of [name of existing Bank] the addition of [name of new Bank] (the "New Bank") as a Bank under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

        After giving effect to such Commitment Amount Increase, and upon the effectiveness of the Commitment Amount Increase, [Name of existing Bank] [the New Bank] shall have a Commitment of $                        .

        [Include paragraphs 1-4 for a New Bank]

        1.    The New Bank hereby confirms that it has received a copy of the Credit Documents and the exhibits and schedules related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Bank acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Bank further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the creditworthiness of the Borrower or any Guarantor or any other party to the Credit Agreement or any other Credit Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Credit Document or the value of any security therefor.

        2.    Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Bank (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a "Bank" under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

        3.    The New Bank hereby advises you of the following administrative details with respect to its Loans and Revolving Loan Commitment:

  (A)
  Notices:

Institution Name:
Address:

Telephone:
Facsimile:
  (B)
  Payment Instructions:

  (C)
  Effective date of Commitment Amount Increase, which shall not be earlier than 5 Business Days after the date hereof:

        [4.  The New Bank has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in the Credit Agreement.]*

*
Insert bracketed paragraph if New Bank is organized under the law of a jurisdiction other than the United States of America or a state thereof.

        THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent, each Letter of Credit Issuer and the Swing Lender is received or otherwise in accordance with Section 2.16, of the Credit Agreement, but not in any case prior to                        ,             . It shall be a condition to the effectiveness of the Commitment Amount Increase that (i) all fees and expenses referred to in Section 2.16 of the Credit Agreement shall have been paid and (ii) no Euro-Dollar Loans shall be outstanding on the date of such effectiveness.

        The Borrower hereby certifies that no Default has occurred and is continuing.

D-2

        Please indicate consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,
ALLIANCE DATA SYSTEMS CORPORATION
By

Name:
Title:
[NEW BANK/BANK INCREASING COMMITMENTS]
By:
Name:
Title:
The undersigned hereby consents on this day of , to the above-requested Commitment Amount Increase.
HARRIS TRUST AND SAVINGS BANK, as Administrative Agent
By:
Name:
Title:
as Letter of Credit Issuer
By:
Name:
Title:
as Swing Lender
By:
Name:
Title:

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